EXHIBIT 10.25

                                CREDIT AGREEMENT

                                  BY AND AMONG

                                 IMAGEMAX, INC.
                                AND SUBSIDIARIES

                                       AND

                             CORESTATES BANK, N.A.,
                             FOR ITSELF AND AS AGENT
                       AND ANY OTHER BANKS BECOMING PARTY

                                      As of

                                 MARCH 30, 1998

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                                CREDIT AGREEMENT

                                TABLE OF CONTENTS

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
ARTICLE I - DEFINITIONS................................................................  1
         Section 1.01.     Definitions.................................................  1
         Section 1.02.     Other Definitional Provisions............................... 15

ARTICLE II - THE REVOLVING CREDIT FACILITY............................................. 16
         Section 2.01.     Amount and Nature of Revolving Credit
                           Facility.................................................... 16
         Section 2.02.     Notes....................................................... 17
         Section 2.03.     Making of Revolving Credit Advances......................... 17
         Section 2.04.     Mandatory Prepayment........................................ 18

ARTICLE III - LETTERS OF CREDIT........................................................ 19
         Section 3.01.     Letter of Credit Facility................................... 19
         Section 3.02.     Letter of Credit Fees....................................... 20

ARTICLE IV - INTEREST RATE ELECTIONS AND INTEREST PERIODS
             AS TO REVOLVING CREDIT FACILITY........................................... 21
         Section 4.01.     Interest On Loan Balance.................................... 21
         Section 4.02.     Interest Rate Elections..................................... 22
         Section 4.03.     Interest Periods............................................ 23
         Section 4.04.     Procedures Applicable to Interest Rates..................... 24
         Section 4.05.     Applicable Margin and Certain
                           Adjustments................................................. 24
         Section 4.06.     Special Provisions for LIBOR Loans.......................... 25

ARTICLE V - GENERAL MATTERS WITH RESPECT TO THE CREDIT
            FACILITY................................................................... 26
         Section 5.01.     Priority of Payments........................................ 26
         Section 5.02.     Computation of Interest..................................... 26
         Section 5.03.     General Provisions as to Payments and
                           Prepayments................................................. 26
         Section 5.04.     Payment on Non-Business Day................................. 27
         Section 5.05.     Accounting Terms............................................ 27
         Section 5.06.     Reference to Time........................................... 28
         Section 5.07.     Default Rate................................................ 28
         Section 5.08.     Commitment Fee.............................................. 28
         Section 5.09.     Other Fees.................................................. 28
         Section 5.10.     The Banks' Reimbursements................................... 29
         Section 5.11.     Capital Adequacy............................................ 30
         Section 5.12.     Interest Laws............................................... 31


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
         Section 5.13.     No Deductions............................................... 31
         Section 5.14.     Yield Protection............................................ 32
         Section 5.15.     Illegality.................................................. 33

ARTICLE VI - CONDITIONS OF LENDING..................................................... 34
         Section 6.01.     Execution of Principal Loan Documents....................... 34
         Section 6.02.     Additional Collateral Documentation......................... 34
         Section 6.03.     Additional Loan Documentation............................... 35
         Section 6.04.     Financial Information....................................... 36
         Section 6.05.     Additional Conditions for Each Revolving
                           Credit Advance.............................................. 36

ARTICLE VII - REPRESENTATIONS AND WARRANTIES........................................... 37
         Section 7.01.     Organization and Authority.................................. 37
         Section 7.02.     Authorization and Binding Nature of Loan
                           Documents................................................... 37
         Section 7.03.     No Conflicts................................................ 38
         Section 7.04.     Consents.................................................... 39
         Section 7.05.     Financial Information....................................... 40
         Section 7.06.     Absence of Certain Developments............................. 41
         Section 7.07.     Material Leases and Contracts............................... 42
         Section 7.08.     ERISA Matters............................................... 42
         Section 7.09.     Litigation.................................................. 44
         Section 7.10.     Tax and Other Returns and Reports........................... 45
         Section 7.11.     Absence of Undisclosed Liabilities.......................... 45
         Section 7.12.     Affiliate Agreements........................................ 46
         Section 7.13.     Personal Property........................................... 46
         Section 7.14.     Real Property............................................... 46
         Section 7.15.     Intellectual Property....................................... 47
         Section 7.16.     Laws and Permits; Environmental
                           Protection.................................................. 48
         Section 7.17.     Insurance................................................... 48
         Section 7.18.     Employee Relations.......................................... 49
         Section 7.19.     Adequacy of Assets.......................................... 49
         Section 7.20.     Regulation U................................................ 49
         Section 7.21.     Year 2000 Compliance........................................ 49
         Section 7.22.     Full Disclosure............................................. 50

ARTICLE VIII - AFFIRMATIVE COVENANTS................................................... 50
         Section 8.01.     Corporate Existence, Properties, Etc........................ 50
         Section 8.02.     Payment of Indebtedness, Taxes, Etc......................... 51
         Section 8.03.     Statements, Reports and Certificates to
                           be Delivered by Borrower.................................... 51
         Section 8.04.     Other Reports and Notices................................... 54
         Section 8.05.     ERISA Reports............................................... 55
         Section 8.06.     Additional Uniform Commercial Code
                           Searches.................................................... 56

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                                      -ii-

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         Section 8.07.     Formation of Company Affiliates............................. 56
         Section 8.08.     Bank Accounts............................................... 56

ARTICLE IX - NEGATIVE COVENANTS........................................................ 57
         Section 9.01.     Minimum Cash Flow........................................... 57
         Section 9.02.     Ratio of Funded Debt to Cash Flow........................... 57
         Section 9.03.     Cash Flow Coverage.......................................... 58
         Section 9.04.     Capitalization.............................................. 58
         Section 9.05.     Employee Plans.............................................. 58
         Section 9.06.     Indebtedness................................................ 59
         Section 9.07.     Guaranties.................................................. 59
         Section 9.08.     Negative Pledge............................................. 59
         Section 9.09.     Corporate Reorganizations................................... 61
         Section 9.10.     Restriction on Acquisitions................................. 61
         Section 9.11.     Disposition of Assets....................................... 65
         Section 9.12.     Loans, Investments, Etc..................................... 65
         Section 9.13.     Sales and Leasebacks........................................ 65
         Section 9.14.     Payments and Distributions to
                           Affiliates.................................................. 66
         Section 9.15.     Lines of Business........................................... 67

ARTICLE X - DEFAULT AND REMEDIES....................................................... 67
         Section 10.01.    Default..................................................... 67
         Section 10.02.    Remedies.................................................... 70
         Section 10.03.    Remedies Cumulative......................................... 72
         Section 10.04.    Remedies Not Waived......................................... 72

ARTICLE XI - THE AGENT................................................................. 72
         Section 11.01.    Appointment and Authority of Agent.......................... 72
         Section 11.02.    Responsibilities of Agent................................... 75
         Section 11.03.    Indemnification of Agent.................................... 77
         Section 11.04.    Sharing of Set-Offs......................................... 78
         Section 11.05.    Option to Purchase.......................................... 79

ARTICLE XII - MISCELLANEOUS............................................................ 80
         Section 12.01.    Right of Set-Off............................................ 80
         Section 12.02.    No Discharge................................................ 81
         Section 12.03.    Amendment; Waiver........................................... 81
         Section 12.04.    Severability................................................ 82
         Section 12.05.    Borrower Assignees.......................................... 82
         Section 12.06.    Bank Assignees; Participations.............................. 82
         Section 12.07.    Governing Law............................................... 83
         Section 12.08.    Headings.................................................... 83
         Section 12.09.    Notices..................................................... 84
         Section 12.10.    Survival of Agreement....................................... 84
         Section 12.11.    Counterparts................................................ 84
         Section 12.12.    Canceled Notes.............................................. 84

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
         Section 12.13.    Conflicts Among Loan Documents; Merger...................... 84
         Section 12.14.    Appointment and Authorization of
                           Borrowing Agent............................................. 84
         Section 12.15.    Joinder of Additional Company
                           Affiliates.................................................. 85
         Section 12.16.    Jurisdiction and Venue...................................... 85
         Section 12.17.    Waiver of Jury Trial........................................ 85
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                                    EXHIBITS

                                                              Responsible Party

 2.01  -  Banks and Ratable Shares                                  MMWR
 2.02  -  Form of Revolving Credit Note                             MMWR
 2.03  -  Credit Request                                            MMWR
 3.01  -  Master Letter of Credit Agreement                         CoreStates
 4.02  -  Interest Rate Election Notice                             MMWR
 7.01  -  Organization and Authority                                BOR
 7.03  -  No Conflicts                                              BOR
 7.07  -  Material Leases and Contracts                             BOR
 7.08  -  ERISA Matters                                             BOR
 7.09  -  Litigation; Compliance With Law                           BOR
 7.10  -  Tax and Other Returns and Reports                         BOR
 7.11  -  Absence of Undisclosed Liabilities                        BOR
 7.12  -  Affiliate Agreements                                      BOR
 7.14  -  Real Property                                             BOR
 7.15  -  Intellectual Property                                     BOR
 7.17  -  Insurance                                                 BOR
 7.21  -  Year 2000 Compliance                                      BOR
 8.03  -  Compliance Certificate                                    MMWR
 9.08  -  Permitted Liens                                           BOR
 9.10A -  Pending Acquisitions                                      BOR
 9.10B -  Subordination Provisions                                  MMWR
 9.10C -  Due Diligence Checklist                                   BOR

                                CREDIT AGREEMENT

     CREDIT AGREEMENT (the "Agreement") dated as of the 30th day of March, 1998 by and among IMAGEMAX, INC., a Pennsylvania corporation (referred to herein as the "Borrower"), each Subsidiary of Borrower now or hereafter becoming a signatory to this Agreement (referred to herein, with the Borrower, as the "Company Affiliates"), CORESTATES BANK, N.A., a national banking association for itself ("CoreStates"), and as agent hereunder (the "Agent") and any other bank becoming party to this Agreement, and their successors and assigns (Corestates in its individual capacity and such other banks, each referred to herein as a "Bank," or collectively, the "Banks").

                              W I T N E S S E T H:

     WHEREAS, the Borrower and its operating Subsidiaries provide document management and related services throughout the United States; and

     WHEREAS, the Borrower wishes to obtain and the Banks have agreed, subject to and in reliance on all of the provisions of this Agreement and the other Loan Documents, to provide up to $30,000,000 in a revolving credit facility (the "Credit Facility") to Borrower and, through the Borrower, to all of its operating Subsidiaries, for the financing of future acquisitions and for working capital, as further described in this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Company Affiliates, jointly and severally, and the Banks and the Agent, severally but not jointly, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined), and certain other terms shall have the meanings set forth elsewhere in this Agreement.

     "Account" shall have the meaning set forth in the Uniform Commercial Code.

     "Accountants" means Arthur Andersen LLP or such other independent certified public accountants of recognized standing selected by Borrower and approved by the Agent, such approval not to be unreasonably withheld, delayed or conditioned.

     "Acquisition" has the meaning set forth in Section 9.10.

     "Acquisition Facility" has the meaning set forth in Section 2.01.

     "Adjusted Cash Flow" means the sum of (a) Cash Flow, and (b) any portion of historical salaries, bonuses, withdrawals, rent adjustments and other non-recurring expenses of an acquired company which will not be paid or payable after such company becomes a Company Affiliate.

     "Adjusted LIBOR Rate" means (a) the LIBOR Rate divided by the difference between 1.00 and the Eurocurrency Reserve Requirement, if any, plus (b) the Applicable Margin.

     "Affiliate" means, as to any specified Person, any Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

     "Agent" means CoreStates Bank, N.A. in its capacity as agent for the Banks hereunder, its successors and assigns, and any other Person acting as agent hereunder.

     "Agreement" or "Credit Agreement" means this Credit Agreement as the same may be amended, modified or supplemented from time to time.

     "Applicable Margin" has the meaning given to such term in Section 4.05 hereof.

     "Bank" means CoreStates Bank, N.A. in its individual capacity and any other financial institution becoming party to this Agreement, and the successors and assigns of the foregoing.

     "Base Rate" means an annual interest rate equal to the greater of: (a) the Prime Rate or (b) one-half of one percent (1/2 of 1%) in excess of the Federal Funds Rate; such rate to change immediately upon and in accordance with any change in the Prime Rate or the Federal Funds Rate, as the case may be.

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     "Base Rate Interest Period" means any period of time during which the
Interest Rate on a Loan is calculated with reference to the Base Rate.

     "Base Rate Loan" is that portion of the Revolving Credit Balance for which the Base Rate is elected or applicable.

     "Borrower Plan" means any Plan maintained or contributed to by the Borrower and/or a Related Party now or prior to the termination of the Loan, or any Plan under which Borrower or any Related Party has an obligation now or prior to the termination of the Loan to any Person (including current and former employees), including without limitation, those Plans listed on Exhibit 7.08.

     "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in Philadelphia, Pennsylvania, or in any other city in which a Bank's headquarters are located, are authorized or required by law to close and, if the applicable day relates to a LIBOR Loan, LIBOR Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the London Interbank Market and banks are open for business in London.

     "Capital Expenditures" means, for any period, expenditures for any fixed assets or improvements, replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including without limitation assets acquired pursuant to a Capital Lease.

     "Capital Lease" means any lease for property, real, personal or mixed, under which such Person is the lessee and which, in accordance with GAAP, is or should be capitalized on the books of such Person.

     "Capitalization" means, at any date of determination, book net worth, minus existing Loans and advances to Affiliates and guaranties of Liabilities of Affiliates other than Company Affiliates, plus debt subordinated to the Obligations on terms satisfactory to the Banks (including Permitted Seller Notes).

     "Cash Flow" for any period means net income before taxes and extraordinary gains or losses, plus interest expense, plus depreciation, plus amortization.

     "Closing" means the consummation of the initial transactions contemplated hereby on the date hereof.

     "Closing Date" means the date on which the Closing is held.

     "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations thereunder in effect from time to time.

     "Collateral" has the meaning given to such term in Section 6.01 hereof.

     "Company Affiliate" means the Borrower and any other present or future Subsidiary of Borrower.

     "Compliance Certificate" means a certificate in the form attached hereto as
Exhibit 8.03, to be given to the Agent by the Borrower signed by its Chief Financial Officer or Chief Executive Officer to certify compliance with the terms hereof.

     "Consideration" means "cost basis" as defined in ss.1012 of the Code.

     "Consolidated" with reference to financial information shall mean such financial information of all Company Affiliates, on a consolidated basis in accordance with GAAP.

     "Credit Request" has the meaning given in Section 2.03 hereof and shall be substantially in the form of Exhibit 2.03 hereto with respect to Revolving Credit Advances.

     "Confirmations" has the meaning given to such term in Section 9.10 hereof.

     "Current Liabilities" means, at any date, all Liabilities (including deferred charges and provision for income taxes but not including life insurance policies or the Revolving Credit Balance) which would, in accordance with GAAP, after eliminating all intercompany transactions, be classified as current liabilities, but in any event such term shall include but not be limited to, Current Maturities.

     "Current Maturities" means, at any date, such portion of Funded Debt which is outstanding on such date and under the provisions applicable thereto matures on demand or within one year from such date and may not, directly or indirectly, be renewed, extended, or refunded, so as to be outstanding more than one year after such date (but not including the Revolving Credit Balance).

     "Default" has the meaning given to such term in Section 10.01 hereof.

     "Default Rate" means the interest rate set forth in Section 5.07 hereof.

     "Distributable Share" of any Bank means the percentage obtained by dividing the dollar amount of the Obligations owing to such Bank (as a Bank or as Agent) in connection with this Agreement by the dollar amount of all such Obligations owing to all of the Banks (as a Bank or as Agent).

     "DOL" means the United States Department of Labor.

     "Effective Date" means the date of disbursement of a Loan, or, if the Loan has already been disbursed, the date the Borrower designates as the date on which a Base Rate Interest Period or a LIBOR Interest Period is to commence, all as provided in Article IV hereof.

     "Eligible Accounts" means the aggregate without duplication of all invoiced Accounts of a Company Affiliate arising from the sale of goods or services by the Company Affiliate, which are not more than ninety (90) days past due date or one hundred twenty (120) days past invoice date, each of which meets all of the following specifications:

          (a) it is lawfully owned by the Company Affiliate and subject to no lien, security interest or prior assignment other than the liens created hereunder, and the Company Affiliate has the right of assignment thereof and the power to grant a security interest therein;

          (b) it is a valid and enforceable Account, representing the undisputed indebtedness of an Account debtor;

          (c) it is not subject to any defense, set-off, counter-claim, contra account, credit, deposit, allowance or adjustment;

          (d) it has not arisen with respect to goods or services of which any substantial part has been returned, rejected, lost or damaged;

          (e) it arose from an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other repurchase or return agreement, and such goods or services have been shipped or provided to the Account debtor;

          (f) if it is due from an Account debtor located outside of the United States or Canada, it is supported by an irrevocable letter of credit payable in United States currency and issued by a bank acceptable to the Agent; provided that, Eligible Accounts due from Account debtors located in Canada may not exceed ten percent (10%) of all Eligible Accounts, except to the extent supported by letters of credit as provided in this subsection;

          (g) it arose in the ordinary course of the business of the Company Affiliate and it is an operating Subsidiary of Borrower;

          (h) it is not the obligation of an Account debtor which the Company Affiliate or the Banks reasonably and in good faith believe is in bankruptcy, receivership, reorganization, is insolvent, or is unable generally to pay its debts as they mature;

          (i) the Account debtor with respect thereto is not an affiliate of the Company Affiliate and does not control, and is not under the control of, or under common control with, the Company Affiliate;

          (j) it is otherwise of a credit quality acceptable to the Banks, in their reasonable and good faith determination, taking into consideration the credit quality of the Account debtor and the Account debtor's history of payment;

          (k) it is not due from an Account debtor which owes, or which is affiliated with an Account debtor which owes, Accounts to any Company Affiliate, fifty percent (50%) of which in the aggregate are not Eligible Accounts;

          (l) if the Account debtor is the United States of America, any state or any municipality, or any department, agency or instrumentality thereof, the Company Affiliate has, with respect to such Accounts, complied with the Federal Assignment of claims Act (31 U.S.C. Section 3727) or any applicable statute or municipal ordinance of similar purpose and effect;

          (m) if evidenced by an "instrument" or "chattel paper" (as defined in the UCC), the same is in the possession of Agent, on behalf of Agent and the Banks;

          (n) Agent, on behalf of Agent and the Banks, has a valid, first priority and fully perfected security interest thereon and it is subject to no other Lien except Permitted Liens;

          (o) it is due from a customer whose total Accounts owed to all Company Affiliates do not exceed in the aggregate an amount equal at any time to ten percent (10%) of the aggregate of all Company Affiliates' Accounts at such time; and

          (p) it is not an Account with respect to which the customer is a creditor of any Company Affiliate, provided that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by a Borrower to such Person.

     "Environmental Laws" means all laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of hazardous substances, materials or wastes (including, without limitation, petroleum products, petroleum wastes and petroleum derivatives) (collectively, "Hazardous Wastes"), into the environment (including, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations thereunder in effect from time to time.

     "Eurocurrency Reserve Requirement" means, for any LIBOR Loan for any LIBOR Interest Period relating thereto, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such LIBOR Interest Period under Regulation D by member banks of the Federal Reserve System for new non-personal time deposits in the amount of $100,000 or more and with a maturity comparable to the LIBOR Interest Period of such LIBOR Loan. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by such member bank against any category of liabilities which includes deposits by reference to which the LIBOR Interest Rate for LIBOR Loans is to be determined; or any category of extension of credit or other assets that include LIBOR Loans.

     "Event of Default" means any event which would, with the giving of notice or expiration of time periods, become a Default if uncured.

     "Failed Bank" has the meaning given to such term in Section 11.05(a) hereof.

     "Federal Funds Rate" means, for any date such rate is being calculated, the rate for over-night Federal funds, in amounts of $1,000,000 or more, quoted in Publication H-15 for such day or, if such is unavailable, then the rate quoted for overnight federal funds for such day in The Wall Street Journal.

     "Financial Statements" means the financial statements, including the notes thereto, referred to in Section 7.05.

     "Fixed Charges" for any period means the sum of Total Debt Service, plus all taxes paid in cash, plus all non-financed Capital Expenditures.

     "Funded Debt" means all Indebtedness that has a final maturity more than one (1) year after the date of creation thereof (or which is renewable or extendable at the option of the debtors to a date more than one (1) year from said date of creation), including without limitation all sale and leaseback payments and all final and serial maturities, prepayments and sinking fund payments required to be made one (1) year or less after the date of determination thereof (notwithstanding the fact that any amount thereof is at the time also included in Current Liabilities under GAAP), but excluding Permitted Seller Notes.

     "GAAP" means generally accepted accounting principles, consistently applied.

     "Governmental Authority" means any federal, state, or local agency, board, commission, department, court or other authority.

     "Head Office" means the office of the Agent at Broad and Chestnut Streets, Philadelphia, Pennsylvania 19107-7618, or such other address as may be designated by the Agent in writing to Borrower from time to time.

     "Indebtedness" means, without duplication:

          (a) (i) long-term indebtedness, (ii) deferred taxes and reserves,
(iii) indebtedness, obligations and
liabilities for borrowed money or for the deferred purchase price of property,
(iv) lease obligations that, in conformity with GAAP, have been or should be capitalized on such balance sheet, (v) all indebtedness, obligations and liabilities secured by any lien, mortgage, charge, encumbrance or security interest on any property even though the owner has not assumed or otherwise become liable for the payment thereof, and (vi) all obligations to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered;

          (b) all guarantees (whether by discount or otherwise), endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations in respect of, or to purchase or otherwise acquire or become liable upon, indebtedness, obligations or liabilities of others, including without limitation surety bonds; and

          (c) all obligations or liabilities under or pursuant to any letter of credit, surety bonds or similar obligations.

     "Intangibles" means, as of the date of any determination thereof, the total amount of goodwill, patents, non-compete agreements, restrictive covenants, trade names, trademarks, copyrights, franchise, experimental expense, organization expense, unamortized debt discount and expense, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with GAAP.

     "Intellectual Property" means all intellectual property and related rights (whether or not currently being used in its business), including without limitation, patents and applications therefor, confidential or proprietary information, know-how, trade secrets, secret formulas, technical information, computer software, programs, source code, object code, tapes, disks and related materials, business and marketing plans, customer lists, registrations and applications therefor, copyrights registrations and applications therefor, trademarks, service marks, trade names and all names and slogans used or usable by a Person in connection with its business or any of its activities, products or services, and all goodwill related to the foregoing.

     "Interest Period" means a Base Rate Interest Period or a LIBOR Rate Interest Period.

     "Interest Rate" means the Base Rate or Adjusted LIBOR Rate.

     "Interest Rate Election Notice" means a notice substantially in the form of
Exhibit 4.02 hereto duly executed by an officer of Borrower.

     "Investment" means any loan or advance to, or purchase or acquisition of the securities or obligations of, any Person or the assumption of any liability of another Person which, in each case, did not arise from sales to such Person in the ordinary course of business.

     "IRS" means the Internal Revenue Service.

     "Knowledge" shall mean (whether or not capitalized), with respect to any representation, warranty or statement of any party in this Agreement that is qualified by such party's knowledge or best knowledge, the actual knowledge of such party or, in the case of an entity, the actual knowledge of any officer, director or manager of such entity, in any case, after reasonable inquiry and investigation.

     "Laws" means and with all federal, state and local laws, regulations, ordinances, rules, orders, judgments, legislation and other promulgations by a Governmental Authority.

     "Letter of Credit" and related terms shall have the meanings set forth in
Article III.

     "Liabilities" means, at any date, all liabilities in accordance with GAAP, after eliminating all intercompany transactions, which should in conformity with GAAP be classified as liabilities and as such should be included on a balance sheet, including without limitation: (a) Current Liabilities, (b) long-term indebtedness, (c) deferred taxes and reserves, (d) indebtedness, obligations and liabilities for borrowed money or for the deferred purchase price of property, and (e) Capital Leases.

     "LIBOR Interest Period" means any period for which a LIBOR Rate is in effect, as set forth in Section 4.02 hereof.

     "LIBOR Loan" means that portion of the Revolving Credit Balance for which an Adjusted LIBOR Rate is elected.

     "LIBOR Rate" means for any Interest Period, the rate of interest per annum (rounded upwards, if necessary, to the next 1/16th of one percent) at which the Agent is offered deposits of United States Dollars in the London Interbank Market on or about 11:00 a.m. London time, two (2) Business Days prior to the commencement of an Interest Period for amounts and maturities substantially similar to the outstanding principal amount as to which an Adjusted LIBOR Rate is applicable (and fixed for such Interest Period) and with a maturity of comparable duration to the Interest Period selected.

     "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the recording of any mortgage or deed of trust or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

     "Loan" means any loan made pursuant to the Credit Facility.

     "Loan Balance" means the Revolving Credit Balance.

     "Loan Documents" means this Agreement and the Notes, Surety Agreement, Subrogation and Contribution Agreement, Security and Pledge Agreement, Subordination Agreement, Mortgages, the financing statements filed with respect to the Collateral, and all certificates, agreements, instruments, exhibits and other documents now or hereafter delivered or to be delivered by any Company Affiliate to the Agent or the Banks in connection with this Agreement, all as amended, restated, supplemented or otherwise modified from time to time.

     "Material Adverse Effect" means a material adverse effect on the financial or other condition, business or operations of the Company Affiliates taken as a whole.

     "Mortgages" means any mortgage or deed of trust executed by any Company Affiliate on, before or after the date hereof, as joined, amended or modified from time to time.

     "Multiemployer Plan" means any Plan which is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

     "Notes" means the Revolving Credit Notes evidencing the Borrower's obligation to repay the Revolving Credit Balance in the form of Exhibit 2.02 hereto.

     "Obligations" means the aggregate, without duplication, of all of the following, whether absolute or contingent, matured or unmatured, direct or indirect, choate or inchoate, sole, joint, several or joint and several, similar or dissimilar, related or unrelated, due or to become due, heretofore or hereafter contracted or acquired, whether for principal, interest (including, without limitation, interest accruing after the filing of a petition initiating any insolvency proceeding whether or not such interest accrues after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), fees, expenses, premium, penalty or otherwise: (i) Borrower's obligations under the Notes and any renewals, extensions or modifications thereof, (ii) all obligations and liabilities of any Company Affiliate hereunder or under any other Loan Document, including without limitation those referenced in Article VI hereof, and (iii) all existing and future obligations or liabilities of any Company Affiliate to the Agent or the Banks under this Agreement or the other Loan Documents, or any amendment, extension, modification, increase, renewal, refinancing or refunding thereof, whether absolute or contingent, related or unrelated, regardless of their source or nature and out of whatever transaction arising.

     "Other Banks" has the meaning given to such term in Section 11.04 hereof.

     "Participants" has the meaning given to such term in Section 12.06(a) hereof.

     "Participation" has the meaning given to such term in Section 12.06(a) hereof.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Benefit Plan" means any Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan.

     "Permit" means any permit, license, registration, notice, filing or other authorization required to be obtained from or given by or to any Governmental Authority.

     "Permitted Acquisition" has the meaning given to that term in Section 9.10 hereof.

     "Permitted Liens" has the meaning given to that term in Section 9.08 hereof.

     "Permitted Seller Notes" has the meaning given in Section 9.10.

     "Person" means an individual, corporation, limited liability company, partnership, trust, estate, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency, political subdivision or instrumentality thereof) or other entity of any kind.

     "Plan" means any "employee benefit plan," within the meaning of Section 3(3) of ERISA, as well as any other employee benefit, compensation or welfare plan, program, practice, policy, agreement or arrangement, whether formal or informal.

     "Prime Rate" means the interest rate which is announced by the Agent from time to time as its prime rate; the use of such term shall not imply that such rate is the lowest or best rate offered by the Agent.

     "Ratable Share" of any Bank means such Bank's share of the Credit Facility as set forth in Exhibit 2.01 hereto.

     "Registration Statement" has the meaning set forth in Section 7.05.

     "Regulatory Change" means, with respect to any Person, any adoption or change occurring after the date of this Agreement in or of any domestic or foreign law applicable to such Person; or regulation, interpretation, directive or request (whether or not having the force of law) applicable to such Person of any court or Governmental Authority charged with the interpretation or administration of any law referred to in this clause or of any fiscal, monetary, central bank or other authority having jurisdiction over such Person.

     "Related Party" means any trade or business, whether or not incorporated, which, together with Borrower, is under common control or is otherwise described in Section 414(b), (c), (m), or
(o) of the Code.

     "Repayment" has the meaning given to such term in Section 11.06 hereof.

     "Reportable Event" has the meaning assigned to such term in Section 4043(b) of ERISA or regulations issued thereunder, other than a reportable event for which the thirty (30) day notice requirement to the Pension Benefit Guaranty Corporation has been waived pursuant to Section 4043(a) of ERISA.

     "Required Banks" means: (a) if the Agent, as a Bank, holds aggregate Ratable Shares of sixty-six and two-thirds percent (66 2/3%) or more, then all of the Banks, or (b) otherwise, then Banks holding aggregate Ratable Shares of at least sixty-six and two thirds percent (66 2/3%); provided that, any Bank in default of its obligations under this Agreement will not be counted for purposes of determining the Required Banks.

     "Revolving Credit Advance" means any advance made to Borrower under the Credit Facility pursuant to Article II hereof.

     "Revolving Credit Balance" has the meaning given to such term in Section 2.01(c) hereof.

     "Revolving Credit Facility" or "Credit Facility" means the maximum aggregate revolving credit facility of $30,000,000 made available under Article II until the Termination Date.

     "Revolving Credit Limits" has the meaning set forth in Section 2.01(a).

     "Senior Liens" means Permitted Liens described in subsections 9.08(b), (f) and (i).

     "Security and Pledge Agreement" means the Security and Pledge Agreement executed by the Company Affiliates, on the date hereof, as joined, amended, or modified from time to time.

     "Senior Management" shall mean the Chairman, President, Chief Executive Officer, Chief Financial Officer and Senior Vice President of Corporate Development of Borrower.

     "Sharing Bank" has the meaning given to such term in Section 11.04 hereof.

     "Subrogation and Contribution Agreement" means the subrogation and contribution agreement executed by the Company Affiliates on the date hereof, as joined, amended or modified from time to time.

     "Subsidiary" means any Person of which the Borrower now or hereafter, directly or indirectly, owns or controls more than fifty percent (50%) of the voting power.

     "Surety Agreement" means the Surety Agreement executed by each Company Affiliate on the date hereof, as joined, amended or modified from time to time.

     "Termination Date" means the earlier of the fifth (5th) anniversary of the Closing Date or December 31, 2002.

     "Total Debt Service" means interest expense for the period of calculation, plus Current Maturities of long term debt due in the subsequent period of calculation for borrowings under notes, Capital Leases and other contractual Indebtedness.

     "Uniform Commercial Code" means the Uniform Commercial Code as enacted from time to time in the Commonwealth of Pennsylvania or such jurisdiction the law of which governs to the extent set forth in 13 Pa.C.S.A. ss.9103.

     "Voting Shares" means, with respect to any corporation, association or business entity, any and all shares of capital stock, partnership interests or other ownership interests of such corporation, association or other business entity of any class or classes (however designated), the holders of which are at the time entitled to vote for the election of the directors (or persons performing similar functions) of such corporation, association or other business entity, whether or not the right so to vote exists by reason of the happening of a contingency.

     "Welfare Benefit Plan" means any "employee welfare benefit plan" within the meaning of Section 3(l) of ERISA, including any "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

     "Working Capital Facility" has the meaning set forth in Section 2.01.

     Section 1.02. Other Definitional Provisions. References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and

Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

                                   ARTICLE II

                          THE REVOLVING CREDIT FACILITY

               Section 2.01. Amount and Nature of Revolving Credit
                                    Facility.

          (a) Subject to the terms and conditions of this Agreement, and in particular Section 2.04 and 9.10, and to the other Loan Documents, and in reliance upon the representations, warranties and covenants herein and therein contained, each Bank severally (but not jointly) agrees to make a Revolving Credit Facility available to Borrower and through the Borrower, to each of its operating Subsidiaries, in an aggregate principal amount not to exceed such Bank's Ratable Share of $30,000,000, divided into:

               (i) an acquisition facility not to exceed $25,000,000 (the "Acquisition Facility"), and

               (ii) a working capital facility not to exceed the lesser of (A) $5,000,000 or (B) 80% of the amount of the Eligible Accounts of the Company Affiliates (the "Working Capital Facility").

(the various limitations required in this subsection (a) being herein referred to as the "Revolving Credit Limits").

          (b) Borrower and its Subsidiaries shall use the proceeds of the Acquisition Facility only to finance Permitted Acquisitions and shall use the Working Capital Facility only for working capital, Capital Expenditures permitted hereunder, and general corporate purposes; provided that, the Working Capital Facility may also be used for Permitted Acquisitions.

          (c) Borrower may borrow, repay, reborrow under the Revolving Credit Facility at any time and from time to time subject at all times to the Revolving Credit Limits, but only until the Termination Date, at which time the Revolving Credit Facility shall terminate, and the entire unpaid principal balance outstanding under the Revolving Credit Facility (the "Revolving Credit Balance") shall be repaid to the Agent for the account of the Banks, together with accrued interest. Borrower shall pay to the Agent for the account of the Banks interest on the Revolving Credit Balance from the date hereof until paid in full, payable in arrears in accordance with Article IV hereof.

     Section 2.02.     Notes.

          (a) The obligation of the Borrower to repay the Revolving Credit Balance shall be evidenced by separate Notes of the Borrower, payable to the order of the Agent for the benefit of the Banks, in accordance with their respective Ratable Shares, such Notes to be in the aggregate principal amount of $30,000,000 and otherwise in the form of Exhibit 2.02 attached hereto.

          (b) The Agent shall either record on the Notes or on schedules thereto the date and amount of each Revolving Credit Advance and the date and amount of each payment of principal made with respect thereto, or shall maintain computer or other records reflecting such information. The records of the Agent with respect to the foregoing information shall be presumed to be correct absent manifest error.

     Section 2.03.  Making of Revolving Credit Advances.

          (a) Borrower may, by telephone or telefax, request a Revolving Credit Advance from the Banks on behalf of one or more operating Company Affiliates, in an aggregate principal amount of $250,000 or a multiple of $50,000 in excess thereof, if under the Working Capital Facility, and in an aggregate principal amount of $250,000 or a multiple of $50,000 in excess thereof, if under the Acquisition Facility. This request shall be promptly confirmed in writing by the submission of a Credit Request, in the form attached hereto as Exhibit 2.03(a "Credit Request"). Borrower shall notify the Agent no later than 11:00 a.m., Philadelphia time:

               (i) On the day, which must be a Business Day, of each proposed Revolving Credit Advance to be made as a Base Rate Loan, specifying the date and amount of the proposed Base Rate Loan, and the Agent shall promptly notify each other Bank of the proposed Base Rate Loan; and

               (ii) At least three Business Days before the borrowing date for each proposed Revolving Credit Advance to be made as a LIBOR Loan, specifying the date and the amount of the proposed LIBOR Loan and the length of the proposed LIBOR Interest Period, and the Agent shall in turn promptly notify each other Bank of the proposed LIBOR Loan.

          (b) By 2:00 p.m., Philadelphia time, on the borrowing date for each proposed Revolving Credit Advance each Bank shall make available to the Agent, at Broad and Chestnut Streets, Philadelphia, Pennsylvania, in funds immediately available to the Agent, such Bank's Ratable Share of such Revolving Credit Advance. Upon receipt of such funds by the Agent and upon the Borrower's fulfillment of the applicable conditions set forth in Article VI hereof, the Agent will immediately make such funds available to the Borrower. The Agent shall have no obligation to make funds available to the Borrower in excess of amounts received by it from the Banks; provided, however, that if one or more Banks fail to make available to the Agent such Bank's Ratable Share of such Revolving Credit Advance and the Agent in its discretion elects to advance the full amount of the Revolving Credit Advance requested by the Borrower, the Borrower shall be obligated to repay to the Agent for the Agent's account the amount, with interest, so advanced by the Agent and not advanced by the Bank(s) in amounts and at the times the Borrower otherwise would be obligated to repay such Revolving Credit Advance.

     Section 2.04. Mandatory Prepayment.

          (a) Notwithstanding Section 2.01, Borrower shall prepay the Revolving Loan Balance, in accordance with the Distributable Shares of the Banks, payable within three (3) Business Days after receipt by any Company Affiliate, in an amount equal to all net proceeds after fees and expenses received in cash, cash equivalents, cash payments on promissory notes or cash payments on other instruments providing for deferred payments (such notes and instruments being required to be pledged to the Agent immediately upon issuance) from: (i) the sale, conveyance, transfer or other disposition for $50,000 or more of assets, properties or rights other than in the ordinary course of business to a party other than a Company Affiliate; or (ii) the sale or other issuance or exercise of any note, debenture, capital stock, option, warrant or other security of any Company Affiliate, in excess of $100,000 per fiscal year, other than as permitted by
Section 9.06; or (iii) the sale of the property in Chesterton, Indiana, but only to the extent that such net proceeds exceed $1,000,000.

          (b) Nothing in this Section shall imply that any Company Affiliate is permitted to do or omit any act which would constitute a breach of any covenant in any Loan Document.

          (c) Each repayment under this Section will be allocated first to the Acquisition Facility and second to the Working Capital Facility.


                                   ARTICLE III

                                LETTERS OF CREDIT

                  Section 3.01.  Letter of Credit Facility.

          (a) A Revolving Credit Advance under the Working Capital Facility may be made in the form of a standby or documentary letter of credit having an expiration date not more than 364 days after issuance and in any event prior to the Termination Date (each a "Letter of Credit"); provided that, the aggregate stated amounts of all outstanding Letters of Credit and all outstanding reimbursement Obligations with respect to Letters of Credit shall at no time exceed $2,000,000 and Borrower shall immediately pay to the Agent in cash the amount of any such excess. Borrower may request the issuance of a Letter of Credit by submission to the Agent of a Credit Request at least three (3) Business Days prior to issuance and any application or other document required by the Master Letter of Credit Agreement, which shall govern all matters relative to the Letters of Credit and shall be in the form attached hereto as
Exhibit 3.01 (the "Master Letter of Credit Agreement"). Each Letter of Credit shall be for the purpose of issuance, in the ordinary course of business of Borrower.

          (b) In the event of a draw on a Letter of Credit, Borrower shall automatically be deemed to have requested, as of the immediately preceding Business Day, a Revolving Credit Advance in cash and in an amount equal to such draw, but if such an advance is not otherwise available under the terms of this Agreement, Borrower shall immediately pay to the Agent an amount equal to the amount of the draw. Each Bank hereby automatically and irrevocably purchases a participation, in accordance with its Ratable Share, in all Letters of Credit. In the event of any draw under a Letter of Credit which is not immediately reimbursed to the Agent by the Borrower, by the making of a cash Revolving Credit Advance or otherwise, or if any reimbursement received by the Agent from the Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of Borrower or otherwise, each Bank shall immediately pay to the Agent, in immediately available funds, such Bank's Ratable Share of such draw.

          (c) For all purposes the Master Letter of Credit Agreement and all documents relating thereto shall be deemed Loan Documents, all obligations thereunder and under this Section shall be deemed part of the Obligations, the issuance of a Letter of Credit shall be deemed a Revolving Credit Advance, and the term "Revolving Credit Balance" shall include all outstanding Obligations relating to the Letters of Credit and the aggregate stated amount of outstanding Letters of Credit (except for purposes of calculating interest under Article
IV), and any repayment obligation under this Agreement shall include payment to the Agent of cash Collateral for all outstanding Letters of Credit.

     Section 3.02. Letter of Credit Fees. The Borrower shall pay fees in respect of the Letters of Credit as set forth in the Master Letter of Credit Agreement and any related application or other documents and such other standard fees and amounts as the Agent shall customarily require in connection with the issuance, negotiation, processing and/or administration of Letters of Credit in similar situations. The Borrower also agrees to pay to the Agent for the account of the Banks in accordance with their Ratable Shares a non-refundable fee, immediately upon issuance of each Letter of Credit, equal to the face amount thereof multiplied by 2% if the Applicable Margin is 2.5%, 1.75% if the Applicable Margin is 2.0%, and 1.5% if the Applicable Margin is 1.5%, but in no event less than $100 per calendar quarter.

     Section 3.03. Termination of Facility. On the occurrence of a Default and the continuance thereof, and on the Termination Date, (a) all Obligations with respect to the Letter of Credit shall be repaid to the Agent for the account of the Banks, (b) in the case of outstanding Letters of Credit, an amount equal to the aggregate stated amounts thereof shall be paid to the Agent in cash and held by the Agent as part of the Collateral, and (c) the Agent may refuse to issue any additional Letters of Credit.

                                   ARTICLE IV

                  INTEREST RATE ELECTIONS AND INTEREST PERIODS
                         AS TO REVOLVING CREDIT FACILITY

                     Section 4.01. Interest On Loan Balance.

          (a) Borrower may elect, in accordance with the terms and conditions set forth herein, that Borrower shall pay interest on the Loan Balance or one or more portions thereof hereunder calculated in accordance with the Base Rate or the Adjusted LIBOR Rate.

          (b) Borrower shall pay to the Agent for the account of the Banks interest on the unpaid principal amount of the Loan Balance as follows:

               (i) For Base Rate Loans, for the period that begins on the applicable Effective Date and that ends on the last day of the Base Rate Interest Period, at an annual rate equal to the Base Rate, payable (A) in arrears on the last day of each fiscal quarter of Borrower, beginning on the first of such dates after the applicable Effective Date and (B) on the last day of the Base Rate Interest Period; and

               (ii) For LIBOR Loans, for the period that begins on the Effective Date and that ends on the last day of the LIBOR Interest Period, at an annual rate equal to the Adjusted LIBOR Rate applicable to the LIBOR Interest Period. Interest on LIBOR Revolving Loans shall be payable in arrears: (A) if the applicable LIBOR Interest Period is 1, 2 or 3 months long, on the last day of the LIBOR Interest Period, or (B) if the applicable LIBOR Interest Period is six
(6) months long, (X) on the day that is three (3) months after the Effective Date and (Y) on the last day of the LIBOR Interest Period.

          (c) Notwithstanding the above, the Loan Balance shall bear interest at the Base Rate except to the extent that Borrower elects, in accordance with
Section 4.02 below, to pay interest on all or a portion of the Loan Balance at the Adjusted LIBOR Rate. Each LIBOR LOAN as to which Borrower has elected a LIBOR Rate shall continue to bear interest at such rate until the expiration of the Interest Period selected as being applicable thereto pursuant to Section 4.03.

     Section 4.02. Interest Rate Elections.

          (a) Subject to the terms and conditions set forth herein, Borrower may, by telephone or telefax (promptly confirmed in writing by an Interest Rate Election Notice delivered to the Agent, in the form attached as Exhibit 4.02 hereto), elect that the Loan Balance or one or more portions thereof bear a particular Interest Rate or be converted from one Interest Rate to another, or continue at the same Interest Rate. Such notice shall also specify the Interest Period elected by the Borrower for such balance or portion thereof. Each Interest Rate Election Notice shall be irrevocable and shall be delivered to the Agent not later than 11:00 A.M., Philadelphia time:

               (i) For a Base Rate Loan, on the same Business Day as the proposed Effective Date for such Base Rate Loan; and

               (ii) For a LIBOR Loan, at least three Business Days prior to the proposed Effective Date for such Loan.

          (b) To the extent possible consistent with Section 2.03(a):

               (i) Each Base Rate Loan shall be in an aggregate principal amount of $250,000 or a multiple of $50,000 in excess thereof, and any Base Rate Loan which is converted from a LIBOR Loan shall be in an aggregate principal amount of $250,000 or multiples of $50,000 in excess thereof; and

               (ii) Each LIBOR Loan shall be in an aggregate principal amount of $250,000 or a multiple of $50,000 in excess thereof.

          (c) Notwithstanding the foregoing:

               (i) In the case of conversion of a LIBOR Loan to a Loan bearing interest at a different Interest Rate, the

Effective Date for the new Interest Period may not be any day other than the day after the expiration of the Interest Period relating to the Loan being converted;

               (ii) At the end of any applicable LIBOR Interest Period, the relevant LIBOR Loan will convert to a Base Rate Loan, respectively, unless the Borrower notifies the Bank pursuant to an Interest Rate Election Notice that Borrower is selecting a new Interest Rate option and a new Interest Period;

               (iii) At no time shall there be outstanding more than five (5) different LIBOR Loans under the Credit Facility, or six (6) if there are no Base Rate Loans outstanding; and

               (iv) During the continuance of an Event of Default, at the Agent's option exercisable by written notice to the Borrower, Borrower may not thereafter elect that the Loan Balance or one or more portions thereof shall bear interest at the Adjusted LIBOR Rate, until Borrower receives written notice to the contrary from the Agent.

     Section 4.03. Interest Periods.

          (a) In the case of Base Rate Loans, the Base Rate Interest Period shall be any period of time during which the Interest Rate on a Loan is not calculated with reference to the LIBOR Rate.

          (b) In the case of LIBOR Loans, the LIBOR Interest Period shall mean the period commencing on the date such Loan is made and ending, as the Borrower may select, pursuant to Section 4.01 on the numerically corresponding day in the first (1st), second (2nd), third (3rd) and sixth (6th) month thereafter.

          (c) Notwithstanding the above:

               (i) Any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

               (ii) Any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the provisions of (i) above, end on the last day of the such calendar month;


               (iii) Any Interest Period that begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date; and

               (iv) Interest shall accrue from and including the first day of each Interest Period (which must be a Business Day) to, but excluding, the day on which such Interest Period expires.

     Section 4.04. Procedures Applicable to Interest Rates.

          (a) The Agent shall determine each Interest Rate hereunder in accordance with this Article and its determination thereof shall be conclusive in the absence of manifest error.

          (b) If Borrower has failed to elect properly the Adjusted LIBOR Rate with the applicable Interest Period for the Loan Balance or any portion thereof, and the Agent so informs Borrower, then Borrower shall be deemed to have requested that the Base Rate shall apply to such balance or portion thereof until Borrower shall have given a proper Interest Rate Election Notice.

     Section 4.05. Applicable Margin and Certain Adjustments.

          (a) The Applicable Margin for LIBOR Loans shall be equal to the percentage set forth below opposite the applicable ratio; Funded Debt to be calculated at the end of each fiscal quarter and Adjusted Cash Flow to be calculated for such fiscal quarter and the three (3) immediately preceding fiscal quarters:

                       Funded Debt to                           Applicable
                  Adjusted Cash Flow Ratio                      Margin

                  Above or equal to 2.5 to 1.0                  2.50%
                  Below 2.5 to 1.0                              2.00%
                  Below 1.5 to 1.0                              1.50%

          (b) The Applicable Margin calculated under subsection (a) above shall take effect retroactively and apply
                                      -24-
for the fiscal quarter following the fiscal quarter for which the Funded Debt to Adjusted Cash Flow ratio was calculated.

          (c) Notwithstanding anything to the contrary contained in this Section, if any financial statements required by Section 8.03 hereof are not timely delivered when due, the Applicable Margin shall automatically equal the highest percentage set forth above as of the day such financial statements were due and until such financial statements are delivered, at which time the Applicable Margin shall be determined in accordance with this Section.

     Section 4.06. Special Provisions for LIBOR Loans.

          (a) If prior to the first day of any Interest Period for any LIBOR
Loans:

               (i) The Agent determines reasonably and in good faith that deposits (in the applicable amounts) are unavailable or are not being offered in the relevant market for such Interest Period or that by reason of circumstances affecting the relevant markets adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

               (ii) Any Bank advises the Agent that (A) the LIBOR Rate, as determined by the Agent, will not adequately and fairly reflect that cost to such Bank of maintaining or funding such Bank's Ratable Share of such Loans or
(B) that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the reasonable good faith opinion of such Bank materially affects such Loans;

then, the Agent shall promptly notify the other Banks and the Borrower thereof and, so long as such circumstances shall continue, no Bank shall be under any obligation to make LIBOR Loans so affected.

          (b) In the event any Bank shall incur any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Bank to make or maintain any portion of any LIBOR Loan hereunder as a result of:

               (i) Any payment or prepayment (whether voluntarily or involuntarily, because of an acceleration of the maturity hereof or otherwise) of the principal amount of any

LIBOR Loan hereunder on a date other than the scheduled last day of the Interest Period applicable thereto;

               (ii) Any LIBOR Loan hereunder not being borrowed in accordance with the Credit Request or Interest Rate Election Notice therefor;

then, within ten (10) Business Days after receipt by the Borrower of written demand by such Bank, the Borrower shall pay directly to such Bank such amount as will (in the reasonable determination of such Bank) reimburse such Bank for such loss or expense. A statement as to any such loss or expense (including calculations thereof in reasonable detail) shall be submitted by such Bank to the Agent and the Borrower and shall, in the absence of manifest error, be conclusive and binding on the Borrower. As to prepayments, Borrower's reimbursement shall be equal to the amount, if any, by which (x) the installments or principal being prepaid plus the installments of interest which would have been payable thereon when discounted to a present value at a rate per annum equal to the yield to maturity of the "Applicable Treasury Bond Obligation(s)" exceeds (y) the principal amount being prepaid. The "Applicable Treasury Bond Obligation(s) shall mean the debt obligation(s) of the United States Treasury having a maturity date nearest in time to the maturity date(s) of the principal being prepaid and the maturity date and yield to maturity of such Applicable Treasury Bond Obligation(s) shall be determined by the Agent in its sole discretion on the basis of quotations published in the Wall Street Journal (or comparable source) on the date of prepayment.


                                    ARTICLE V

                                 GENERAL MATTERS
                       WITH RESPECT TO THE CREDIT FACILITY

     Section 5.01. Priority of Payments. Any repayment or prepayment with respect to the Obligations shall be applied as set forth in Section 10.02(e).

     Section 5.02. Computation of Interest. Interest on the Credit Facility and on any other amounts due to the Agent or the Banks pursuant to this Agreement shall be computed on the basis of a year of 360 days for the actual number of days elapsed as to LIBOR Loans and 365 days as to Base Rate Loans.

     Section 5.03. General Provisions as to Payments and Prepayments. The Company Affiliates shall make each payment with respect to any Loan or other Obligation hereunder, whether principal or interest, whether due at the date of maturity thereof or by declaration, acceleration or otherwise, and each mandatory and optional prepayment or repayment hereunder, not later than 12:00 noon on the date when due, in Federal or other funds immediately available in Philadelphia, Pennsylvania, to the Agent at its address following its signature hereto, or at such other address as the Agent shall by notice in writing advise Borrower. Each Company Affiliate hereby irrevocably authorizes the Agent and each Bank to charge, without prior notice, the entire balance in any account of any Company Affiliate with any Bank, to make payment on any Obligations then due, during the continuance of an Event of Default. Any payment so made or charged shall be promptly paid over to the Agent for application to the Obligations in accordance with Section 10.02(e).

     Section 5.04. Payment on Non-Business Day. Whenever any payment to be made pursuant to this Agreement or the Notes or any other Loan Document shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or other amounts due hereunder or under such Note or Loan Document, as the case may be.

     Section 5.05. Accounting Terms.

          (a) All financial terms, whether or not specifically defined herein, shall be construed, and all financial data submitted pursuant to this Agreement shall be prepared, in accordance with GAAP applied in a manner consistent with the application of GAAP in the preparation of the Financial Statements. To the extent that under GAAP the financial statements of Borrower should be consolidated with those of any Affiliate, all financial terms, whether or not specifically defined herein, shall be construed accordingly, and all financial data submitted pursuant to this Agreement shall be prepared on a consolidated and consolidating basis.

          (b) In the event any "Accounting Changes" (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then the Company Affiliates and the Banks agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Company Affiliates shall be substantially the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by the Company Affiliates and Required Banks, (i) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (ii) the Company Affiliates shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (x) changes in accounting principles required by GAAP and implemented by the Company Affiliates; and (y) changes in accounting principles recommended by the Company Affiliates' certified public accountants.

     Section 5.06. Reference to Time. All references to a time of day herein shall be deemed to be references to the time in Philadelphia, Pennsylvania, unless otherwise specified.

     Section 5.07. Default Rate. Notwithstanding any other provision hereof to the contrary, any principal, and to the extent permitted under applicable law, interest, of or on the Loan Balance and any other Obligation to the Banks or the Agent which is not paid in full when due shall bear interest at a rate per annum equal to two and one-half percent (2.5%) per annum in excess of the Interest Rate applicable thereto otherwise in effect, as in effect from time to time; provided that no interest shall accrue hereunder in excess of the maximum rate permitted by law. Such Default Rate shall change immediately whenever there is a change in the Base Rate, and such interest shall be payable by Borrower on demand.

     Section 5.08. Commitment Fee. Borrower shall pay to the Agent, to be distributed by the Agent to each Bank according to its Ratable Share, a nonrefundable commitment fee computed at an annual rate equal to the average daily unused portion of the Revolving Credit Facility available to Borrower hereunder from the date hereof to and including the Termination Date, multiplied by 0.375% if the Applicable Margin is 2.50%, 0.25% if the Applicable Margin is 2.0%, and 0.20% if the Applicable Margin is 1.50%. Such commitment fee shall be payable (a) quarterly in arrears on the last business day of each fiscal quarter commencing March 31, 1998, and (b) on the Termination Date. Such fee will be calculated on the basis of actual number of days elapsed in a year of 360 days and shall accrue from the date hereof to but excluding the Termination Date.

     Section 5.09. Other Fees. Borrower shall pay agency and structuring fees to the Agent as set forth in the Summary Terms and Conditions dated November 7, 1997.

     Section 5.10. The Banks' Reimbursements. The Company Affiliates irrevocably agree, jointly and severally, in consideration of the Credit Facility:

          (a) To pay the reasonable fees and reasonable out-of-pocket expenses of the Agent as reimbursement for the costs and expenses of field audits by the Agent's employees and others, to be billed at Agent's rates then in effect, payable promptly after receipt of an invoice therefor;

          (b) To pay such funds as shall be required to reimburse all reasonable out-of-pocket fees and expenses (including without limitation legal expenses) incurred to third parties: (i) by the Agent in connection with the negotiation, drafting, amendment and administration of this Agreement and the other Loan Documents and (ii) by the Agent and the Banks in connection with the successful enforcement and/or protection of the Agent's and the Banks' rights hereunder and thereunder, and/or the Collateral, before or after any Event of Default, payable promptly after receipt of the invoice therefor; and

          (c) To indemnify, defend and hold harmless the Agent and each of the Banks, and each of their directors, officers, employees and agents, on demand, from and against any and all losses, claims, obligations, damages, liabilities, expenses or disbursements of any kind and nature whatsoever (including but not limited to reasonable fees and reasonable disbursements of counsel, interest, penalties, and amounts paid in settlement) which may be imposed on, incurred by or asserted against the Agent or any Bank, or any director, officer, employee or agent thereof, in any way related to or arising out of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby or the good faith enforcement of any of the terms hereof or thereof or of any such other documents, including but not limited to those arising under any Environmental Laws whether or not the Agent or the Banks shall have exercised any right to take possession of any real property arising hereunder or under any other Loan Document. The foregoing indemnity shall apply and be enforceable regardless of whether any Bank or any director, officer, employee or agent thereof, or any action taken or omitted by such party is or is alleged to be negligent, and such indemnity shall exclude only such losses, claims, damages, liabilities or expenses which Borrower proves were clearly and directly a result of such party's gross negligence, bad faith or willful misconduct.

     Section 5.11. Capital Adequacy.

          (a) If any Bank shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or any lending office of such Bank) or such Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of the Bank's holding company to a level below that which such Bank or its holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time Borrower shall pay to such Bank as set forth in (b) below such additional amount or amounts as will compensate such Bank or its holding company for any such reduction suffered.

          (b) A certificate of such Bank setting forth such amount or amounts and such details as reasonably requested by the Borrower as shall be necessary to compensate such Bank or its holding company as specified above shall be delivered to the Borrower and shall be conclusive, absent manifest error. The Borrower shall pay such Bank the amount shown as due on any such certificate delivered by such Bank within ten (10) days after the Borrower's receipt of the same.

          (c) Failure on the part of any Bank to demand compensation for increased costs (excluding overhead) or reduction in amounts received or receivable or reduction in return on capital with respect to any period within one hundred and eighty (180) days prior to demand shall not constitute a waiver of such Bank's right to demand compensation with respect to such period or any other period.

          (d) If any governmental action described in subsection (a) above is successfully challenged by any Person, and as a consequence thereof any Bank becomes entitled to recover any costs with respect to which it has been compensated by Borrower, such Bank shall promptly repay the Borrower such amount as it shall have received from the Borrower by way of such compensation.

     Section 5.12. Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any Loan Document, no Borrower shall be required to pay, and neither Agent nor any Bank shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any Loan Document, then in such event:

          (a) the provisions of this section shall govern and control;

          (b) neither Borrower nor any other Company Affiliate shall be obligated to pay any Excess Interest;

          (c) any Excess Interest that Agent or any Bank may have received hereunder shall be, at such Bank's option, (i) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (ii) refunded to the payor thereof, or (iii) any combination of the foregoing;

          (d) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and

          (e) neither Borrower nor any Company Affiliate shall have any action against Agent or any Bank for any damages arising out of the payment or collection of any Excess Interest.

     Section 5.13. No Deductions. Any and all payments or reimbursements made under the Notes or any other Loan Document shall be made unconditionally and without counterclaim or set-off, and free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all penalties, interest and other liabilities with respect thereto; excluding, however, only the following: taxes imposed on the net income of any Bank or Agent by the jurisdiction under the laws of which Agent or such Bank is organized or doing business or any political subdivision thereof and taxes imposed on its net income by the jurisdiction of Agent's or such Bank's applicable lending office or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein "Tax Liabilities"). If Borrower shall be required by law to deduct any such Tax Labilities from or in respect to any sum payable hereunder to Agent or any Bank, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Agent or such Bank receives an amount equal to the sum it would have received had no such deductions been made.

     Section 5.14. Yield Protection.

          (a) If any Regulatory Change:

               (i) Shall subject any Bank (or any lending office of such Bank) to any tax, duty or other charge with respect to its Loans hereunder or its obligation to make Loans hereunder, or shall change the basis of taxation of payments to any Bank (or any lending office of such Bank) of the principal of or interest on its Loans or any other amounts due under this Agreement in respect of its Loans or its obligation to make Loans hereunder (except for changes in the rate of tax on the overall net income of such Bank or its lending office imposed by the jurisdiction in which such Bank's principal executive office or lending office is located); or

               (ii) Shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of the LIBOR Rate for any applicable Loan), special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or any lending office of such Bank) with respect to its Loans or obligations hereunder to make Loans; or

               (iii) Shall impose on any Bank (or any lending office of such Bank) any other condition affecting its Loans, or its obligations hereunder to make Loans;

and the result of any of the foregoing is to increase the cost to (or to impose a cost on) such Bank (or any lending office of such Bank) of making or maintaining any Loan hereunder, or to reduce the amount of any sum received or receivable by such Bank (or any lending office of such Bank) under this Agreement or under its Notes with respect thereto, within ten (10) Business Days after receipt of written demand by such Bank, the Borrower shall pay directly to such Bank such additional amount or amounts as will (in the reasonable good faith determination of such Bank) compensate such Bank for such increased cost or such reduction; provided that, to the extent any of the foregoing relates only to LIBOR Loans, upon notice thereof by any Bank, Borrower may within such ten (10) day period repay in full such LIBOR Loans or convert such LIBOR Loans to Base Rate Loans without incurring reimbursement obligations for such additional costs.

          (b) Notwithstanding subsection (a), to the extent that such Bank can without unreasonable expense or any other disadvantage (as determined by such Bank), shift such Loan to another office which would not be subject to such requirements, such Bank will make reasonable efforts to effectuate such change. A certificate of any Bank setting forth the amount or amounts (including calculations thereof in reasonable detail) necessary to compensate such Bank as set forth in this section, together with appropriate written materials necessary to document such costs, shall be submitted by such Bank to the Agent and the Borrower and shall, in the absence of manifest error, be conclusive and binding on the Borrower.

     Section 5.15. Illegality. If any Regulatory Change shall make it (or in the good faith reasonable judgment of any Bank shall raise a substantial question as to whether it is) unlawful for any Bank to make, maintain or fund any Loans, then (a) such Bank shall promptly notify the Agent and the Agent shall promptly notify each of the other Banks and the Borrower, (b) the obligation of all Banks to make or maintain Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness (or until such Bank is no longer a party to this Agreement), and (c) if the illegality relates solely to LIBOR Loans, on the last day (or, if earlier, on such date as may be required by the Regulatory Change) of the Interest Period(s) for each borrowing of LIBOR Loans, such LIBOR Loans shall be repaid in full, or if not so repaid, converted automatically to Base Rate Loans (unless such Bank is no longer a party to this Agreement on such date(s)). Any Bank that has given a notice of unlawfulness pursuant to subsection (a) above shall rescind such notice promptly upon the cessation of such unlawfulness by giving notice to each of the other parties hereto, in which case any affected LIBOR Loans shall continue for the original Interest Period selected.

                                   ARTICLE VI

                              CONDITIONS OF LENDING

The Banks shall not make the Credit Facility available on the Closing Date and shall not make any Revolving Credit Advances on or after the Closing Date, unless and until each of the following events shall have occurred, and each of the following documents shall have been delivered to the Agent and the Banks, in form and substance satisfactory and at no cost to the Agent and the Banks, and duly executed and/or notarized by the intended signatories thereto, and when appropriate, in proper form for filing or recording; provided that, the Company Affiliates need not duplicate, as a condition to an Advance, a delivery made at the Closing:

     Section 6.01. Execution of Principal Loan Documents.

          (a) This Agreement executed by each Company Affiliate;

          (b) For each Bank, a Revolving Credit Note dated the date hereof and in the form of Exhibit 2.02, each such Note to be dated and delivered on the date hereof and executed by the Borrower;

          (c) The Security and Pledge Agreement executed by each Company Affiliate, securing the Obligations and covering substantially all of the assets, properties and rights of and all securities issued by each Company Affiliate other than securities issued by Borrower (including the real property interests secured by the Mortgages, the "Collateral");

          (d) Mortgages as to all real property now or hereafter owned by any Company Affiliate, securing the Obligations;

          (e) The Surety Agreement with respect to the Obligations executed by each Company Affiliate; and

          (f) The Subrogation and Contribution Agreement executed by each Company Affiliate.

     Section 6.02. Additional Collateral Documentation.

          (a) Evidence satisfactory to the Banks and their counsel that financing statements under the Uniform Commercial Code with respect to the Collateral have been executed and filed in such form and in such public offices such that the security interests granted to the Banks hereunder shall constitute fully perfected first priority security interests, subject only to Senior Liens;

          (b) As reasonably required by the Agent from time to time, searches with respect to the Company Affiliates and their former names and any trade names under which they do or have previously done business, in all appropriate filing offices and jurisdictions with respect to Uniform Commercial Code financing statements, judgments and tax liens, showing none of the foregoing applicable to the Collateral except Permitted Liens;

          (c) UCC Termination Statements as to any lien or encumbrance other than Permitted Liens;

          (d) Evidence of insurance of each Company Affiliate, including, but not limited to, policies for property and casualty (which policies shall, at all times, reflect the Agent as loss payee and shall be in an amount equal to the full replacement value of the Collateral), business interruption, workers' compensation and liability, in a form and in amounts satisfactory to the Banks;

          (e) Landlord's waivers and estoppel certificates with respect to the Collateral, executed by the landlord of each Company Affiliate at each of their locations and facilities; and

          (f) Share certificates and other documentation representing or evidencing all securities issued by each Company Affiliate other than Borrower, accompanied by executed stock powers and other documents of transfer and executed proxies.

     Section 6.03. Additional Loan Documentation.

          (a) As reasonably required by the Agent from time to time, a favorable opinion of counsel for Borrower (in form similar to that delivered at Closing, subject to changes reasonably requested by the Agent to take into account changed or different facts and circumstances) and local counsel as to such matters as the Banks may reasonably request;

          (b) On or prior to the Closing Date and before any Permitted Acquisition, a certificate, dated the Closing Date, of a responsible officer of each Company Affiliate certifying as true and correct (i) its Articles/Certificate of Incorporation, as certified by the Secretary of State of the state of incorporation of each such Person; (ii) good standing certificates with respect to each such Person from the Secretary of State of the state in which it was organized and in each state in which it is required to qualify to do business; (iii) the Bylaws of each such Person, (iv) the names, incumbency and signatures of the officers of each such Person authorized to execute this Agreement and the Loan Documents, upon which the Banks may conclusively rely until they shall receive a further certificate amending the prior certificate,
(v) resolutions or consents of the Board of Directors of each such Person, authorizing, as appropriate, the consummation of the Loans, and all related transactions and the execution of this Agreement and the Loan Documents and all documents related thereto, and (vi) all documents evidencing other necessary corporate action and governmental and other approvals, if any, with respect to the foregoing transactions;

          (c) A true and complete Compliance Certificate, dated the Closing Date and the date of each Permitted Acquisition;

          (d) Within sixty (60) days after Closing, the purchase of interest rate protection in form and substance reasonably acceptable to the Agent and the Banks for at least Fifteen Million Dollars ($15,000,000) of the Credit Facility and for a minimum of three (3) years, capping the Adjusted LIBOR Rate at eight percent (8%) per annum or less.

     Section 6.04. Financial Information.

          (a) At the Closing, the financial statements described in Section
7.05;

          (b) At the Closing, five (5) years of consolidated financial projections of the Company Affiliates reasonably satisfactory to Agent and the Banks; and

          (c) At the Closing, an operations business plan for the Company Affiliates.

     Section 6.05. Additional Conditions for Each Revolving Credit Advance. In addition to the other conditions set forth in this Article VI, the Banks shall not make any Revolving Credit Advance after the Closing unless the Agent shall have received a true and complete Credit Request executed by Borrower's Chief Executive Officer or Chief Financial Officer dated the date of the requested Revolving Credit Advance.

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

     The Company Affiliates jointly and severally represent and warrant to the Agent and the Banks as follows, such representations and warranties being made as of the Closing:

     Section 7.01. Organization and Authority.

          (a) Each Company Affiliate is a corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority to own and operate its properties, carry on its businesses as and where presently conducted, enter into and to perform its obligations under this Agreement and the Loan Documents, and consummate the transactions contemplated hereby and thereby.

          (b) Attached hereto as Exhibit 7.01 is a true, correct and complete list of all of the Company Affiliates, showing the relationship of each to the others.

          (c) Each Company Affiliate is duly qualified or otherwise authorized to do business as a foreign corporation or partnership and are in good standing in the jurisdictions set forth in Exhibit 7.01, which are the only jurisdictions (domestic or foreign) in which the businesses of each Company Affiliate are conducted or the assets of each Company Affiliate are located and in which such qualification or authorization is required by law and with respect to which the failure to so qualify or be authorized would have a material adverse effect on the properties, assets, business, operations or financial condition of each Company Affiliate taken as a whole. Except as shown in Exhibit 7.01, no Company Affiliate has any direct or indirect equity interest in any corporation, partnership, joint venture or other entity or business enterprise other than non-business passive investments or the ownership of five percent (5%) or less of any class of stock of a corporation that is listed for trading on a national stock exchange or the NASDAQ system.

     Section 7.02. Authorization and Binding Nature of Loan Documents. The execution, delivery and performance of this Agreement and of the Loan Documents by each Company Affiliate have been duly authorized by all necessary actions, and this Agreement and the Loan Documents have been duly executed and delivered by each Company Affiliate and constitute the valid, binding and enforceable obligations of each Company Affiliate, subject to bankruptcy, insolvency and other similar laws and to general equitable principles.

     Section 7.03. No Conflicts.

          (a) The execution, delivery and performance of this Agreement and the Loan Documents by each Company Affiliate and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice) (i) conflict with the Articles/Certificate of Incorporation or Bylaws of any Company Affiliate, or (ii) conflict with, or result in the breach or termination of, or constitute a default under, (A) any material authorization, permit, lease, agreement, contract, commitment or other instrument, or (B) any order, judgment, injunction or decree of any court or Governmental Authority, foreign or domestic, to which any Company Affiliate is a party or by which any of any Company Affiliate's assets or properties are bound, in the case of each of clause (A) and (B) above, where such conflict, breach, termination or default could have a material adverse effect on any Company Affiliate's ability to consummate the transactions to be performed by it pursuant to this Agreement and the Loan Documents, or upon the properties, assets, business, operations or financial condition of the Company Affiliates taken as a whole; (iii) to Borrower's Knowledge, constitute a violation of any law, statute or regulation of any Governmental Authority, domestic or foreign, applicable to any Company Affiliate, the enforcement of which could have a material adverse effect on any Company Affiliate's ability to consummate the transactions to be performed by it pursuant to this Agreement and the Loan Documents, or upon the properties, assets, business, operations or financial condition of the Company Affiliates taken as a whole; (iv) result in the creation of any lien, charge or encumbrance upon any Company Affiliate's assets (other than those created hereunder); or (v) give to others any material rights, including rights of termination, cancellation or acceleration, in or with respect to any Company Affiliate's assets.


          (b) Except as set forth on Exhibit 7.03, no Company Affiliate has received any notice of violation of, and no

Company Affiliate, to its knowledge, is in violation of, any applicable law, statute, ordinance, order, rule or regulation, or any judgment entered by any federal, state, local or foreigncourt or Governmental Authority, relating in each case to the operation, conduct or ownership of the properties or businesses of each Company Affiliate, the failure to comply with which could have a material adverse effect on the properties, assets, business, operations or financial condition of the Company Affiliates taken as a whole, including but not limited to the federal antitrust laws, the state antitrust laws, the federal securities laws, the state securities laws (so called "Blue Sky" and similar laws), the Occupational Safety and Health Act, and all other federal, state or local laws, regulations or ordinances pertaining to the businesses of each Company Affiliate.

          (c) (i) No proceeding is pending or, to Borrower's knowledge, threatened by any Person seeking to revoke or deny the renewal of any authorization or permit necessary to the current operations of any Company Affiliate; and (ii) no Company Affiliate has been advised in writing by any relevant authority that any authorization or permit necessary to the current operations of any Company Affiliate will not in the ordinary course be renewed upon its expiration or that, by virtue of the transactions contemplated hereby, the authorizations or permits necessary to the current operations of each Company Affiliate will not be granted or renewed where, with respect to clauses
(i) or (ii) above, the revocation, denial or failure to renew or obtain any such authorization or permit, individually or in the aggregate, would have a material adverse effect on the properties, assets, business, operations or financial condition of the Company Affiliates taken as a whole. All material authorizations and permits necessary to the operations of each Company Affiliate are, except as set forth on Exhibit 7.03 and except for those the absence of which would not have a Material Adverse Effect, in full force and effect, and, except as set forth on Exhibit 7.03, no Company Affiliate has received any notice, written or oral, of any claim or charge that any Company Affiliate is currently in violation of or in default under any authorization or permit necessary to the past operations of any Company Affiliate which could have such a material adverse effect.

     Section 7.04. Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of any Company Affiliate in connection with the execution, delivery and performance of this Agreement or the Loan Documents.

     Section 7.05. Financial Information.

          (a) The financial statements of the Company Affiliates contained in Borrower's Registration Statement on Form S-1 declared effective on December 3, 1997 (the "Registration Statement"), the balance sheet of each Company Affiliate and the related statement of operations for the period ended December 31, 1997, and the consolidated pro forma balance sheet of the Company Affiliates and the related consolidated statements of operations, statements of shareholders' equity, and statements of cash flows as of December 31, 1997, giving effect to the acquisitions described in the Registration Statement, and in each case the notes thereto, and based on the historical interim financial statements referenced above in this subsection, fairly present in all material respects in conformity with GAAP the financial position of the Company Affiliates as of such dates and for such periods, and copies of such Financial Statements have been delivered to the Banks.

          (b) Upon giving effect to the execution of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents, the following are true and correct after diligent investigation:

               (i) The fair saleable value of the assets of each of the Company Affiliates exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including, without limitation, pending or overtly threatened litigation in amounts in excess of effective insurance coverage and all other contingent liabilities) of each such Person as they mature;

               (ii) The assets of each of the Company Affiliates do not constitute unreasonably small capital for such Company Affiliate to carry out its business as now conducted and as proposed to be conducted including the capital needs of such Company Affiliate, taking into account the particular capital requirements of the business conducted by such Company Affiliate, and projected capital requirements and capital availability thereof;

               (iii) Each of the Company Affiliates do not intend to incur debts beyond its ability to pay as they mature

(taking into account the timing and amounts of cash to be received by each of the Company Affiliates, and of amounts to be payable on or in respect of the debt of each of the Company Affiliates);

               (iv) The fair saleable value of the assets of each of the Company Affiliates is greater than the total fair value of the liabilities, including contingent, subordinated, absolute, fixed, matured or unmatured, and liquidated or unliquidated liabilities, of such Company Affiliate.

          (c) For purposes of subsection (b) above, "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          (d) Each of the Company Affiliates has determined that its liabilities and obligations under the Loan Documents may reasonably be expected to benefit it substantially, directly or indirectly, because through the Borrower it will have access to credit under the Credit Agreement and its board of directors has made that determination. Each of the Company Affiliates has had full and complete access to the Loan Documents and all other papers executed by Borrower or any other Person in connection with the Obligations, has reviewed them and is fully aware of the meaning and effect of their contents. Each of the Company Affiliates is fully informed of all circumstances which bear upon the risks of executing the Loan Documents and which a diligent inquiry would reveal, and each has adequate means to obtain on a continuing basis information concerning the consolidated and consolidating financial condition of the Company Affiliates, and is not depending on the Agent or any Bank to provide such information, now or in the future. It agrees that neither the Agent nor any Bank shall have an obligation to advise or notify any Company Affiliate or to provide it with any such data or information.

     Section 7.06. Absence of Certain Developments. Since December 31, 1997, there has not been any material adverse change in the properties, assets, business, operations or financial condition of the Company Affiliates, separately or taken as a whole.

     Section 7.07. Material Leases and Contracts.

          (a) All leases and other contracts, commitments and agreements of each Company Affiliate are valid, binding and enforceable on such Company Affiliate in accordance with their terms, subject to bankruptcy, insolvency and other similar laws and to general equitable principles, except to the extent that the failure, individually or in the aggregate, of any such lease, contract, commitment or agreement to be valid, binding and enforceable could not have a material adverse effect on the properties, assets, business, operations or financial condition of the Company Affiliates taken as a whole. Except as set forth in Exhibit 7.07, to Borrower's knowledge, there are no defaults or, threatened defaults under any lease or other contract, commitment or agreement by any Company Affiliate or any other party thereto which default or defaults could, individually or in the aggregate, have a material adverse effect on the properties, assets, business, operations or financial condition of the Company Affiliates taken as a whole.

          (b) Except as set forth in Exhibit 7.07 or as described in or filed as an exhibit to the Registration Statement or other subsequent filings with the Securities and Exchange Commission (such filings to be provided to the Banks upon filing), no Company Affiliate is a party to a material contract as defined in Item 601(10) of Regulation S-K promulgated under the Securities Act.

     Section 7.08. ERISA Matters.

          (a) Neither Borrower nor any Related Party maintains or contributes to or has any obligation to any Person (including current and former employees) under any Plan other than those listed on Exhibit 7.08 hereto. No Plan listed on
Exhibit 7.08 is a Multiemployer Plan or a Pension Benefit Plan subject to
Section 412 of the Code or Title IV of ERISA. All of Borrower Plans have been maintained and administered by the Borrower and/or Related Parties in material compliance with ERISA, the Code, and the Uniformed Services Employment and Reemployment Rights Act, to the extent applicable. Neither Borrower nor any Related Party has failed to make any contribution or pay any amounts due and owing as required by the terms of any Borrower Plan or any Law which would have a material adverse effect on the Company Affiliates.

          (b) Except as disclosed on Exhibit 7.08 hereto, each Pension Benefit Plan listed on Exhibit 7.08 (and all amendments thereto) that is intended to qualify under section 401 of the Code has been determined by the IRS to so qualify and the trusts created thereunder (and all amendments thereto) have been determined by the IRS to be exempt from tax under the provisions of section 501 of the Code, and to the knowledge of Borrower or any Related Parties, nothing has occurred which would cause the loss of such qualification or the imposition of any material liability or penalty under the Code. Each Pension Benefit Plan listed on Exhibit 7.08 (and any amendment thereto) that is intended to qualify under section 401 of the Code which has not been determined by the IRS to qualify under section 401 of the Code and the trusts created thereunder (and any amendment thereto) which have not been determined to be exempt from tax under section 501 of the Code, have been, or will be submitted to the IRS for such determination before the expiration of the time period established in section 401(b) of the Code and the regulations promulgated thereunder.

          (c) Except as disclosed on Exhibit 7.08, all Welfare Benefit Plans listed on Exhibit 7.08 are fully insured, and all premium payments required to be made to date under such Welfare Benefit Plans have been made by the Borrower and/or Related Parties on a timely basis. The Borrower and/or Related Parties have in all material respects complied with the health care continuation requirements under Sections 4980B and/or 162(l) of the Code and any proposed or final regulations promulgated thereunder.

          (d) The Borrower and/or Related Parties do not, to the knowledge of Borrower or any Related Party, participate in any Plan in which a "disqualified person" or "party-in-interest" with respect to any Plan have engaged in a "prohibited transaction" (as such terms are defined in section 4975 of the Code and Title I of ERISA) which would subject Borrower or any Related Party (after giving effect to any exemption) to a tax on prohibited transactions imposed by section 4975 of the Code or to any other liability under Title I of ERISA.

          (e) No Pension Benefit Plan subject to Title IV of ERISA or any trust created under any such Plan which has been maintained or contributed to by Borrower or any Related Party at any time since the effective date of ERISA has been terminated, except as set forth in Exhibit 7.08. Any such termination has received approval from the IRS and the Pension Benefit Guaranty Corporation ("PBGC"). To the knowledge of the Borrower, there are no circumstances pursuant to which the Borrower or any

Related Party has or may incur any material liability under Sections 4062, 4063 or 4064 of ERISA.

          (f) There are no actions, suits, investigations or proceedings, pending or, to the knowledge of the Borrower threatened against, or affecting any Borrower Plan, the assets of any Borrower Plan or any Borrower Plan fiduciary, at law or in equity, by or before any court or governmental department, agency or instrumentality that could result in any material liability to Borrower or any Related Party, and Borrower and Related Parties are not aware of any basis for any such action, suit, investigation, or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any government or administrative agency against or affecting any Borrower Plan, the assets of any Borrower Plan or any Borrower Plan fiduciary that will or could result in any material liability to Borrower or a Related Party.

          (g) The execution and delivery of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated thereby, will not involve any transaction which will be prohibited by Section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code or otherwise fail to satisfy or invoke Title I of ERISA.

          (h) Neither Borrower nor any Related Party maintains retired life and retired health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment.

     Section 7.09. Litigation.

          (a) There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Borrower, threatened, that question the validity of this Agreement and the Loan Documents or any action taken or to be taken by any Company Affiliate in connection with this Agreement and the Loan Documents.

          (b) Except as set forth in Exhibit 7.09, there are no material suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Borrower threatened, and there are no material orders, injunctions or decrees outstanding, against any Company Affiliate.

     Section 7.10. Tax and Other Returns and Reports. Except as set forth in
Exhibit 7.10:

          (a) all federal, state, local and foreign tax returns and tax reports (or extensions relating thereto) required to be filed by any Company Affiliate have been filed on a timely basis with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports were true and correct in all material respects when filed;

          (b) all federal, state, local and foreign income, profits, franchise, sales, use, premium, occupancy, property, severance, excise, withholding, value added and other taxes (including interest and penalties) due from any Company Affiliate (i) have been fully and timely paid or adequately provided for on the Financial Statements or on the books and records of Company Affiliates, as appropriate, in all material respects, or (ii) are being contested in good faith by appropriate proceedings and are not material, individually or in the aggregate, to any Company Affiliate;

          (c) no material issues have been raised with a representative or employee of any Company Affiliate (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to in the foregoing clause (a) or otherwise;

          (d) no waivers of statutes of limitation have been given or requested with respect to any Company Affiliate in connection with any tax returns covering any Company Affiliate or with respect to any taxes payable by any Company Affiliate; and

          (e) there are no unpaid deficiencies asserted or assessments made by any taxing authority against any Company Affiliate, except for items which do not exceed $100,000 individually or in the aggregate.

     Section 7.11. Absence of Undisclosed Liabilities.

          (a) Except as set forth in Exhibit 7.11, no Company Affiliate has any liabilities or obligations, either accrued, contingent or otherwise, which have not been reflected in the Financial Statements that have or are reasonably likely to have a Material Adverse Effect, except for liabilities arising after the date of the Financial Statements in the ordinary course of business.

          (b) Except as set forth in Exhibit 7.11, whether or not in the ordinary course of business, since December 31, 1997 there has not been, occurred or arisen: (i) any damage or destruction to properties or assets of any Company Affiliate, whether covered by insurance or not, which has had or could have a material adverse effect on the properties, assets, business, operations or financial condition of Company Affiliates taken as a whole; (ii) any extraordinary loss (as defined in Opinion Number 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants) suffered by any Company Affiliate which, individually or in the aggregate, could have a material adverse effect on the properties, assets, business, operations or financial condition of Company Affiliates taken as a whole; or (iii) any waiver by any Company Affiliate of any rights of substantial value which, individually or in the aggregate, would have a Material Adverse Effect.

     Section 7.12. Affiliate Agreements. Except as set forth on Exhibit 7.12, there are no material written or oral agreements, contracts, commitments or understandings which are between or among any of the Company Affiliates, including, without limitation, any such agreements, contracts, commitments or understandings relating to the provision of any services by any Company Affiliate to its shareholders, or by its shareholders to any Company Affiliate.

     Section 7.13. Personal Property. Each Company Affiliate now has legal and valid title to all material tangible personal property purported to be owned, and valid leasehold rights in all material tangible personal property purported to be leased, in each case as reflected on the Financial Statements on the respective dates thereof, other than such inventory as has been sold in the ordinary course of business and personal property not material in aggregate amount. None of such assets or property the value of which is reflected on the Financial Statements is owned by any Affiliate of any Company Affiliate, as the case may be, or is under or subject to any lease, conditional sale or other title retention agreement, and such assets or property are free and clear of all liens, security interests, mortgages and encumbrances of any nature whatsoever except for Permitted Liens.

     Section 7.14. Real Property.

          (a) Except as specifically set forth on Exhibit 7.14, each Company Affiliate has good and marketable title to all fee interests and valid ownership of all leasehold estates and other real property rights purported to be owned by it, free and clear of all liens, security interests, mortgages and encumbrances, except Permitted Liens.

          (b) Except as set forth in Exhibit 7.14, all of the properties, buildings and structures owned or leased by the Company Affiliates are suitable for the purposes for which they are used, and each has adequate rights of ingress and egress for the operation of the business of the Company Affiliate in the ordinary course. To the knowledge of Borrower's executive officers, except as disclosed in Exhibit 7.14, (i) no such property, building or structure, or any appurtenance thereto or equipment therein, or the operation or maintenance thereof, violates any restrictive covenants or any provisions of any federal, state, local or foreign law, ordinance or zoning regulation, or encroaches on any property owned by others (other than permitted by easement or license), which violation or encroachment could materially interfere with the present or future use of such property, building, structure or appurtenance by any Company Affiliate; (ii) no condemnation proceeding is pending or threatened with respect to any such real property nor is any change in any of the foregoing laws, ordinances or regulations pending or threatened, which would materially interfere with the present use by any Company Affiliate of any building, structure, appurtenance or other property; and (iii) each lease of real property and improvements (if any) is in full force and effect and is valid, binding and enforceable in accordance with its terms, and there are no outstanding defaults by any Company Affiliate or any of the other parties with respect to any such lease, which could have a material adverse effect upon the Company Affiliates.

     Section 7.15. Intellectual Property. Each Company Affiliate owns, leases, licenses or has the right to use all material Intellectual Property which is necessary or desirable for the conduct of its business as it has been conducted heretofore and as it is contemplated to be conducted. All material Intellectual Property is listed and described in Exhibit 7.15. Except as set forth in Exhibit 7.15, (a) none of the Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment; (b) there is no pending or to Borrower's knowledge threatened proceeding, litigation or other adverse claim affecting or with respect to the Intellectual Property, and there is no basis for any of the foregoing; (c) to Borrower's knowledge no Person is infringing upon any of the Intellectual Property; and (d) no Intellectual Property is owned or controlled by any officer, director or employee of any Company
Affiliate.

     Section 7.16. Laws and Permits; Environmental Protection.

          (a) Each Company Affiliate has all Permits which are required for the operation of its business under any Laws except where the failure to obtain a Permit would not be reasonably expected to have a Material Adverse Effect.

          (b) To Borrower's knowledge after due inquiry and investigation, each Company Affiliate is in compliance with all terms and conditions of its Permits, and are also in compliance with all applicable Laws, in each case except where the failure to be in compliance could not have a material adverse effect on the properties, assets, business, operations or financial condition of the Company Affiliates.

          (c) There are no pending or threatened investigations, actions and proceedings of whatsoever nature involving any Company Affiliate or their properties, assets or businesses, arising under any Laws which, if decided adversely or held to be applicable to any Company Affiliate, could have a Material Adverse Effect. Borrower has no knowledge that any additional such action, investigation or proceeding is contemplated or that any facts or circumstances exist which could give rise to any of the matters described in this Section.

     Section 7.17. Insurance. Exhibit 7.17 contains an accurate and complete list of all policies of insurance owned or maintained by each Company Affiliate under which each Company Affiliate or any of their properties or assets are insured. All such policies (a) are in full force and effect, (b) are sufficient for compliance by each Company Affiliate with all applicable requirements of law and all agreements to which each Company Affiliate is a party or subject, including, but not limited to, the Loan Documents, and (c) provide insurance coverage with responsible companies of the assets, operations and employees of each Company Affiliate generally equivalent in type and amount to that which is customarily carried by other entities engaged in similar businesses and of approximately the same size and similarly situated as Company Affiliates, including without limitation (i) workmen's compensation insurance, and (ii) casualty insurance on all of the Collateral which shall name the Agent as sole loss payee.

     Section 7.18. Employee Relations. The employees of no Company Affiliate are unionized and Borrower has no knowledge of any union organizing efforts in respect of such employees which are currently being conducted. No Company Affiliate has had at any time an organized strike, picket, work stoppage, work slowdown, or other labor trouble that had or may have a material adverse effect on the properties, assets, business, operations or financial condition of the Company Affiliates taken as a whole, nor has any Company Affiliate received written notification pursuant to the terms of any collective bargaining agreement, or otherwise, that such is now threatened. To the knowledge of Borrower, there is not any pending or threatened organized union activity, strike, picketing, work stoppage, work slowdown or other labor trouble with respect to the employees of any of the suppliers or customers of any Company Affiliate that could reasonably be expected to have a material adverse effect on the properties, assets, business operations or financial condition of the Company Affiliates taken as a whole.

     Section 7.19. Adequacy of Assets. The Permits and all other assets and rights, tangible and intangible, which are owned, leased or licensed by any Company Affiliate constitute sufficient assets, property and rights which are necessary for the operation of such Company Affiliate's business as it has operated and as proposed to be operated in the future.

     Section 7.20. Regulation U. No Company Affiliate is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as that term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Credit Facility hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                  Section 7.21. Year 2000 Compliance. All material computer software licensed by any Company Affiliate, as licensor or as licensee, is and shall remain "Year 2000 Compliant" (as hereinafter defined), except as disclosed on Exhibit 7.21. For purposes of this Agreement, "Year 2000 Compliant" shall mean (i) all such software shall operate without errors in the recognition, calculation and processing of date data relating to century recognition, leap years, single and multi-century formulae, date values and interfaces of date-related functionalities; (ii) all date processing shall be conducted in a four-digit year format and all date sorting that includes a "year field" or "year category" shall be based upon a four-digit year format; and (iii) any date arithmetic programs or calculators in the software shall operate in accordance with the related user documentation in the Year 2000, and the years following, without degrading functionality or performance.

     Section 7.22. Full Disclosure. In furtherance and not in limitation of the other provisions of this Agreement, to Borrower's knowledge, the representations contained in this Article with respect to the Company Affiliates does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

     The Company Affiliates jointly and severally covenant and agree that from the date hereof, unless the Agent shall otherwise consent in writing:

     Section 8.01. Corporate Existence, Properties, Etc. Each Company Affiliate shall:

          (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, organization, rights, franchises and permits and comply with all laws applicable to it, where the failure to comply could have a Material Adverse Effect;

          (b) consistent with good business practice and to the extent commercially reasonable, maintain, preserve and protect all material franchises and trade names and protect, preserve or replace all of its material property used or useful in the conduct of its business and keep the same, taken as a whole, in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times in accordance with prudent business management;

          (c) without limiting the foregoing, maintain all its properties, whether owned or leased, in substantial conformity with applicable Laws, except to the extent that noncompliance (i) is caused by a party other than Borrower, in which case Borrower shall use best efforts to cause such noncompliance to be remedied; or
(ii) does not have a Material Adverse Effect;

          (d) keep satisfactory books and records in accordance with reasonable business practice; and

          (e) maintain insurance as described in Section 7.17 and such other additional insurance as the Agent may from time to time reasonably request. Certified copies of all such policies, as well as all renewals and modifications thereof, providing for thirty (30) days' prior written notice of cancellation or other lapse to the Agent, shall be delivered to the Agent upon request. After one Business Day's prior written notice to Borrower, if any Company Affiliate fails to effect and continuously keep in full force and effect such insurance or fails to pay the premiums thereon when due, the Agent may (but shall not be obligated to) do so for the account of such Company Affiliate and add the cost thereof to the Obligations hereunder.

     Section 8.02. Payment of Indebtedness, Taxes, Etc. Each Company Affiliate shall: (a) pay all of its material Indebtedness promptly and in accordance with normal terms, and (b) file when due, and pay and discharge or cause to be paid and discharged when due, all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that no Company Affiliate shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Borrower or such Company Affiliate, as the case may be, shall have set aside on its books adequate reserves (as may be required in accordance with generally accepted accounting principles) with respect to any such tax, assessment, charge, levy or claim, so contested.

     Section 8.03. Statements, Reports and Certificates to be Delivered by Borrower.

          (a) Borrower will deliver to each Bank, at the Bank's address specified in Exhibit 2.01 hereto, the following:

               (i) As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, consolidated and consolidating balance sheets of the Company Affiliates as at the end of such fiscal quarter, consolidated and consolidating statements of operations, and consolidated statements of changes in shareholders' equity and statements of cash flows of the Company Affiliates for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the previous fiscal year and certified by the Chief Financial Officer of the Borrower as being prepared consistent with the Company Affiliates' audited annual financial statements (subject to year-end adjustments and changes in accounting policies permitted by GAAP which have been disclosed in writing to the Banks);

               (ii) As soon as available and in any event within ninety (90) days after the end of each fiscal year, a consolidated and consolidating balance sheet of the Company Affiliates as at the end of such fiscal year and consolidated and consolidating statements of operations, and consolidated statements of changes in shareholders' equity and statements of cash flows of the Company Affiliates for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP and as to the consolidated statements, audited and accompanied by an unqualified opinion thereon reasonably acceptable to the Agent by Borrower's Accountants;

               (iii) (A) Simultaneously with the delivery of the annual financial statements referred to in subsection (ii) above, a certificate of the Accountants to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if the Accountants shall have obtained knowledge of any such condition or event, specify in such certificate each such condition or event of which they have knowledge and the nature and status thereof; and (B) promptly upon receipt thereof, copies of any reports submitted to any Company Affiliate by the Accountants in connection with examination of the financial statements of the Company Affiliate made by the Accountants;

               (iv) Simultaneously with the delivery of the items referred to in subsections (i) and (ii) above (as the case may be), a Compliance Certificate, in substantially the form attached hereto as Exhibit 8.03, signed on behalf of each Company Affiliate by the chief executive officer or chief financial officer of Borrower;

               (v) Within a reasonable period after request, reports of accounts receivable and accounts payable aging as to each Company Affiliate, said reports to be in the form reasonably required by the Agent;

               (vi) Promptly after the receipt thereof by the Borrower, a copy of any "management letter" from the Borrower's Accountants;

               (vii) As soon as available but no later than fifteen (15) days after the first day of each fiscal year of the Company Affiliates, a budget for the Company Affiliates using a format reasonably satisfactory to the Agent and the Banks (including budgeted statements of income and sources and uses of cash and balance sheets) prepared by the Borrower for (A) each fiscal month of such fiscal year except in the case of the sources and uses of cash and balance sheets, and each fiscal quarter, and (B) the five (5) fiscal years immediately following such fiscal year, in each case, prepared in reasonable detail with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of the chief financial officer of the Borrower to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby; and

               (viii) Such other data and information as from time to time may be reasonably requested by the Agent, subject to normal confidentiability restrictions.

          (b) Each Company Affiliate hereby irrevocably authorizes and directs the Borrower's Accountants to provide to each Bank such other data and information as from time to time may be reasonably requested by the Agent.

          (c) In the event that any Indebtedness of any Company Affiliate in excess of $100,000 is declared due and payable before its expressed maturity or any holder of such Indebtedness shall have demanded payment of such Indebtedness before its expressed maturity because of the occurrence of any default thereunder, or upon the occurrence and continuance of an event known to any executive officer of Borrower which, with the passage of time or the giving of notice (or both) will, unless cured, give rise to a right in favor of any person to make such a declaration or demand, Borrower will promptly give the Banks written notice of such declaration or demand, or of the occurrence of such event, and deliver to the Banks copies of all relevant notices, demands, correspondence and other information promptly upon receipt.

          (d) Borrower will, and will cause each Company Affiliate to, upon reasonable notice, permit such person or persons as the Agent may designate to visit and inspect any of the properties of any Company Affiliate, to examine (either by such persons or by independent accountants employed by the Agent), the books of account of each Company Affiliate, to discuss the affairs, finances and accounts of said corporations with their executive officers, or with their independent accountants, all at such reasonable times and as often as the Agent may reasonably desire.

     Section 8.04. Other Reports and Notices. Borrower shall furnish to the
Agent:

          (a) As soon as any executive officer of Borrower or any Company Affiliate becomes aware of the occurrence of any Default or Event of Default, or, with respect to the occurrence of a Default described in Section 10.01(d) hereof, immediately upon any such occurrence, a written statement by the chief executive officer or the chief financial officer of Borrower setting forth details of such Default known to such officer stating whether or not the same is continuing and, if so, the action that Borrower proposes to take with respect thereto;

          (b) Within five (5) Business Days after receiving knowledge thereof, notice in writing of any uninsured action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Company Affiliate that involves an uninsured claim of $100,000 or more or otherwise materially adversely affects the assets or business of any Company Affiliate;

          (c) As soon as possible, and in any event within five (5) Business Days after any executive officer of Borrower has knowledge of any regulatory investigation or potential investigation regarding any environmental hazard or condition or any spill, release, discharge or disposal of any Hazardous

Substance, having a potential material adverse effect on the financial condition or business of any Company Affiliate or involving any real property then owned or at any time heretofore or hereafter owned or leased by any Company Affiliate;

          (d) As soon as possible and in any event within five (5) Business Days after any executive officer of Borrower becomes aware of the occurrence of a material adverse change in the business, properties, operations, or conditions (financial or otherwise) of any Company Affiliate, a statement by the chief executive officer or chief financial officer of Borrower setting forth details of such material adverse change and the action that any Company Affiliate proposes to take with respect thereto; and

          (e) Such other information respecting the business, properties, condition or operations (financial or otherwise), of any Company Affiliate as the Agent may at any time and from time to time reasonably request be furnished to it.

     Section 8.05. ERISA Reports. Borrower will furnish to each Bank:

          (a) Upon the request of the Agent, promptly after the filing thereof with the DOL or the IRS, copies of each annual and other report with respect to each Borrower Plan, together with certified financial statements for each Borrower Plan;

          (b) Promptly after receipt thereof a copy of any notice (other than of a ministerial nature) of audit, investigation or other matter, determination letter, ruling, or opinion the Borrower and/or Related Party may receive from the DOL or IRS with respect to any Borrower Plan;

          (c) Notification of any material increases in the benefits of any existing Borrower Plan, or the establishment of any new Plans, or the commencement of contributions to any Plan to which Borrower or any Related Party were not previously contributing, or in the case of any Plan to which Borrower or any Related Party were previously maintaining or contributing, the maintenance of a plan or the commencement of contributions to a plan on behalf of a new group of employees whether or not as a result of any business acquisition of Borrower or any Related Party; and

          (d) At least thirty (30) days prior to any filing by any administrator of a Borrower Plan of a notice of intent to terminate such Plan (as required by ERISA), a copy of such notice.

     Section 8.06. Additional Uniform Commercial Code Searches. From time to time after the Closing Date, giving consideration to the time delay in the offices recording filings of financing statements, as reasonably requested by the Agent, Borrower shall deliver to the Agent Uniform Commercial Code, tax lien and judgment searches with respect to each Company Affiliate and all former names or trade name then or previously used by any Company Affiliate in all appropriate filing offices effective for all dates up to and including the filing of record of each financing statement filed pursuant to this Agreement and other Loan Documents, showing that the Agent for the benefit of the Banks has a first priority perfected security interest in and on all personal property included in the Collateral, subject only to Senior Liens, and that there are no other Liens on the Collateral except Permitted Liens.

     Section 8.07. Formation of Company Affiliates. In the event that Borrower hereafter forms or acquires any Company Affiliates, Borrower shall cause such Company Affiliate to execute such agreements and documents, including this Agreement, the Notes, the Contribution Agreement, the Surety Agreement, the Security Agreement and Mortgages with respect to the Obligations and the Collateral, in satisfactory form and substance, as the Banks may reasonably deem necessary or desirable. Neither this Section nor any reference in this Agreement to Company Affiliates or consolidation of financial statements shall imply that any Company Affiliates may do or omit any act which would violate the terms and conditions of this Agreement, including without limitation Section 9.09 or 9.10.

     Section 8.08. Bank Accounts.

          (a) The Company Affiliates shall establish a concentration account (the "Concentration Account") and operating accounts with the Agent in Philadelphia, Pennsylvania or as otherwise mutually agreeable. Borrower shall be responsible for all costs and fees arising with respect to such accounts at the Agent's standard rates.

          (b) The Company Affiliates agree to remit promptly to the Concentration Account all payments, Cash Proceeds and other funds which may be directly received by Borrower.

          (c) (i) All funds and Instruments in the Concentration Account, the operating accounts of any Company Affiliate with the Agent, and any other account of any Company Affiliate with the Agent or any Bank, shall be further security for the payment of the Obligations, and each Company Affiliate hereby collaterally assigns and transfers to the Agent for the benefit of the Banks all of its right, title and interest in and to such accounts, funds and instruments. Such assignment shall be irrevocable, absolute and continuing, and shall be independent of any right of banker's lien or set-off.

               (ii) Each Company Affiliate expressly authorizes and consents to the ability of the Agent and any Bank to charge, in their sole discretion, the Concentration Account and any other account, and recover from the funds on deposit therein, from time to time during the continuance of an Event of Default, any and all Obligations due the Agent and/or the Banks. All such Obligations, as well as chargebacks to the Borrower for protested remittances, negative float charges and other such items, may also be charged as Revolving Credit Advances by the Banks to the Company Affiliates to be repaid in accordance with this Agreement.

                                   ARTICLE IX

                               NEGATIVE COVENANTS

     The Company Affiliates jointly and severally covenant and agree that, from the date hereof, unless the Agent shall otherwise give prior consent in writing:

     Section 9.01. Minimum Cash Flow. For each period of four (4) consecutive fiscal quarters, the Company Affilites shall maintain minimum Adjusted Cash Flow as follows:

                  Fiscal Quarters Ending
                  In the Following Periods                    Amount

                  Closing through 09/30/98                    $ 5,000,000
                  10/01/98 through 09/30/99                     6,250,000
                  10/01/99 through 09/30/2000                   7,500,000
                  10/01/2000 through 09/30/2001                 9,000,000
                  10/01/2001 through 09/30/2002                10,800,000

     Section 9.02. Ratio of Funded Debt to Cash Flow. The Company Affiliates shall not permit the ratio of Funded Debt at the end of any fiscal quarter to its Adjusted Cash Flow for such fiscal quarter the immediately preceding three (3) fiscal quarters to exceed the following ratios:

                  Fiscal Quarters Ending
                  In the Following Periods                      Ratio

                  Closing through 06/30/98                    2.0 to 1.0
                  07/01/98 through 12/31/98                   2.5 to 1.0
                  01/01/99 through 12/31/99                   3.0 to 1.0
                  01/01/00 through 12/31/00                   3.5 to 1.0
                  01/01/01 through 12/31/01                   3.0 to 1.0
                  01/01/02 and thereafter                     2.5 to 1.0

     Section 9.03. Cash Flow Coverage. The Company Affiliates will not permit the ratio of Adjusted Cash Flow to Fixed Charges to be less than 1.50 to 1.0 for any period of four (4) consecutive fiscal quarters, commencing for the four (4) fiscal quarters ending March 31, 1998.

     Section 9.04. Capitalization. The Company Affiliates will not permit Consolidated Capitalization to be less than, at any time (a) $[40,010,000], plus
(b) 100% of cumulative net income after December 31, 1997, after tax, without any reduction for losses.

     Section 9.05. Employee Plans.

          (a) Borrower or any Related Party will not maintain, or contribute to, a Multiemployer Plan or a Pension Benefit Plan subject to section 412 of the Code or Title IV of ERISA.

          (b) Borrower will not take, or omit to take, and will cause all Related Parties not to take, or omit to take, any action which will result in any representation or warranty becoming materially incorrect as of the date of such action.

          (c) Borrower or any Related Party will not increase the benefits of any Borrower Plan, adopt, or contribute to, any Plan that is not listed on
Exhibit 7.08 or commence coverage under, or contributions to, any Plan on behalf of a new group of employees whether or not as a result of any business acquisition of Borrower or any Related Party, except (i) that, in connection with any Permitted Acquisition, Borrower may add employees to existing Borrower Plans or may adopt additional Plans that cover added employees and (ii) that Borrower may make non-material changes to the benefits under any Plan. The level of benefits under any such adopted additional plans may only be increased as required by law or as otherwise permitted under this Agreement.

     Section 9.06. Indebtedness. No Company Affiliate shall incur, create, assume or suffer to exist, directly or indirectly, any Indebtedness except (a) the Obligations; (b) Indebtedness secured by Permitted Liens; (c) Indebtedness incurred by reason of a Permitted Acquisition, (d) intercompany Indebtedness as between any two Company Affiliates; (e) Indebtedness for money borrowed disclosed in the Financial Statements, in the amount of Indebtedness shown herein, but not including extension or acceleration of maturity thereof, or payment dates thereunder, increase of principal, interest or other amounts due thereunder, change of interest rate thereunder or any other modification of the terms or provisions thereof; and (f) current trade accounts payable and other liabilities and accruals incurred in the ordinary course of business.

     Section 9.07. Guaranties. No Company Affiliate shall assume, guarantee, endorse or otherwise be or become liable upon or with respect to any obligations of any Person (other than of Company Affiliates) other than the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business.

     Section 9.08. Negative Pledge. No Company Affiliate will create, assume, incur or permit to exist any Lien in respect of any of its property or assets of any character (whether owned on the date hereof or hereafter acquired) nor covenant with any creditor, by way of making a negative pledge to such creditor comparable in any respect to the foregoing negative pledge, provided, however, that the restriction set forth in this Section shall not prohibit any of the following ("Permitted Liens"), none of which shall have priority over the Liens described in subsection (a) except for Senior Liens:

          (a) Liens granted in the Collateral to the Banks;

          (b) Liens for taxes or assessments or other governmental charges or levies not yet due and payable, or otherwise, if and to the extent that the amount, validity or applicability thereof shall currently be contested in good faith by appropriate proceedings by the owner of the property so charged and such owner shall have set aside on its books reserves

(segregated to the extent required by sound accounting practice) deemed by it or them to be adequate with respect thereto;

          (c) Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation;

          (d) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), or public or statutory obligations;

          (e) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, (i) securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days; (ii) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company Affiliates, or (iii) which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which appropriate reserves have been established and so long as no foreclosure, distraint, sale or other similar proceedings shall have been commenced with respect thereto;

          (f) Purchase-money security interests or other Liens not exceeding in amount 100% of the purchase price of the property encumbered thereby and securing not more than $500,000 in the aggregate at any one time outstanding, which have been created or exist at the time of purchase or within 120 days thereafter, on property or assets acquired after the date hereof for the purpose of securing payment of the remainder due of the purchase price; provided that, no such Liens shall extend to or cover any other property or assets;

          (g) Judgments and other similar Liens, in the aggregate amount of $100,000 or less, arising in connection with court proceedings, provided that such Liens are removed and vacated within 90 days, or the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith any by appropriate proceedings;

          (h) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by Borrower or any Company Affiliate of the property or assets encumbered` thereby in the normal course of business or materially impair the value of the property subject thereto; and

               (i) Liens existing on the date hereof listed on Exhibit 9.08, but not the extension of the Lien to other property, or the granting of the Lien to secure the extension of the maturity, refunding, or modification of such obligation, in whole or in part.

     Section 9.09. Corporate Reorganizations. No Company Affiliate shall create or acquire any new Company Affiliate, merge with or into or consolidate with any Person, acquire all or a substantial portion of the assets of any Person, or permit any Person to merge with or into or consolidate with it, or agree to do any of the foregoing, or engage in any material business other than those engaged in on the date hereof, or assume or agree to discharge the liabilities or obligations of any other Person, unless permitted under Section 9.10 hereof or unless:

               (a) the proposed transaction is an internal reorganization, not involving any Person other than one or more Company Affiliates;

               (b) Borrower gives at least fifteen (15) days' prior written notice and all reasonably requested information to the Agent;

               (c) any new Company Affiliate complies with Section 8.07 and executes and joins in this Agreement and the other Loan Documents (other than the Notes);

               (d) any new Company Affiliate grants to the Banks a security interest and/or mortgage on all of its assets pursuant to the Security and Pledge Agreement, a Mortgage or Mortgages and any other necessary documents; and

               (e) Borrower and any new Company Affiliate deliver to the Banks such legal opinions, record searches and other documents as may be reasonably requested.

     Section 9.10. Restriction on Acquisitions.

               (a) Other than pending transactions described on Exhibit 9.10A, no Company Affiliate shall create or acquire any new Company Affiliate, acquire all or a substantial portion of the assets or securities of any other Person, or assume or agree to discharge the liabilities or obligations of any other Person, or agree to do any of the foregoing (by merger, consolidation or otherwise) (any such transaction, an "Acquisition"), unless it does so in a Non-Material Acquisition or Material Acquisition, each as defined below (each referred to herein as a "Permitted Acquisition").

          (b) Non-Material Acquisitions. For the purposes hereof, an Acquisition shall be deemed a "Non-Material Acquisition" if:

               (i) (x) the total Consideration in the Acquisition is less than the lesser of $5 million or ten percent (10%) of the consolidated net worth of the Company Affiliates immediately prior to completion of the proposed Acquisition, or (y) less than fifty percent (50%) of the total Consideration in the Acquisition will be funded from the Revolving Credit Facility;

               (ii) the Acquisition satisfies each of the conditions set forth in subsection (d) below; and

               (iii) the Required Banks receive, at least ten (10) Business Days prior to the proposed Acquisition, written notice thereof and information and documents reasonably sufficient to show that the Acquisition is a Permitted Acquisition, and prior to the expiration of such ten (10) day period the Borrower has not received notice from the Agent, either orally or in writing, that the Required Banks disagree that the applicable conditions herein are satisfied.

          (c) Material Acquisitions. For the purposes hereof, an Acquisition shall be deemed a "Material Acquisition" if it does not satisfy the requirement of subsection 9.10(b)(i) above, but:

               (i) the Acquisition satisfies each of the conditions set forth in subsections (d) and (e) below; and

               (ii) the Required Banks receive at least fifteen (15) Business Days prior to the consummation of such Acquisition written notice thereof and information and documents reasonably sufficient to show that the Acquisition is a Permitted Acquisition, and prior to the expiration of such fifteen (15) day period the Borrower has not received notice from the Agent, either orally or in writing, that the Required Banks disagree that the applicable conditions herein are satisfied.

          (d) Conditions to Non-Material Acquisitions and Material Acquisitions. No Acquisition shall qualify as a Non-Material Acquisition or a Material Acquisition unless it satisfies each of the following conditions precedent:

               (i) The aggregate amount of Consideration with respect to all Acquisitions shall not exceed $25,000,000 during any twelve (12) month period, and with respect to a single Acquisition shall not exceed $7,000,000;

               (ii) no Default or Event of Default is in existence at the time of the consummation of such Acquisition or would exist after giving effect thereto;

               (iii) the Required Banks shall be reasonably satisfied that no liabilities (contingent or otherwise) are being assumed in connection with the Acquisition except for ordinary course liabilities in connection with any operating lease for equipment, trade payables incurred in the ordinary course of business and employment agreements in a reasonable amount as determined by the Required Banks, and other ordinary course liabilities in amount and nature reasonably satisfactory to the Required Banks;

               (iv) each Company Affiliate shall grant to the Agent a first priority perfected security interest and lien in all securities, real and personal property acquired in such Acquisition, assets acquired in such Acquisition to be subject only to Permitted Liens, and shall execute and deliver to the Agent written confirmations of the liens and obligations provided for in the Security and Pledge Agreement and Surety Agreement (the "Confirmations") and all other documents and items required by Article VI;

               (v) Borrower shall deliver to the Agent a certificate signed by its chief executive officer or its chief financial officer showing, on a pro forma basis using historical Adjusted Cash Flow of the Person being acquired in the Acquisition, compliance with the financial covenants contained in Sections
9.01 through 9.04 hereof for the full fiscal quarter most recently ended and for the full fiscal year most recently ended, as though such Acquisition had occurred on the first day of such respective periods, and the Required Banks shall be satisfied, in their reasonable discretion, with such calculations and the assumptions used in connection therewith;

               (vi) Borrower shall deliver to the Agent a certificate signed by its chief executive officer or its chief financial officer, certifying as to such officer's good faith belief that the financial covenants contained in Sections 9.01 through 9.04 hereof will continue to be met for the first four (4) full fiscal quarters following the consummation of such Acquisition, to which shall be attached computations as to such financial covenants in form and substance reasonably satisfactory to the Agent;

               (vii) Borrower shall deliver to the Agent updated exhibits to the Security and Pledge Agreement as to real property, owned or leased;

               (viii) the Acquisition must constitute an entire business, division or product line of the seller and the business, division or product line must be one in which the Company Affiliates are already engaged;

               (ix) the Consideration therefor must consist solely of cash, stock of Borrower and/or notes issued to sellers in connection with the Acquisition in accordance with this Section 9.10, which notes shall be unsecured, provide that no principal, interest, premium or other payment thereunder shall be due until after the sixth (6th) anniversary of issuance, be subject to the subordination provisions in the form of Exhibit 9.10B hereto and otherwise be in form and substance reasonably satisfactory to the Agent as determined in good faith ("Permitted Seller Notes").

          (e) Additional Conditions to Material Acquisitions. No Acquisition shall qualify as a Material Acquisition unless it satisfies each of the following conditions precedent as well as each condition precedent in subsection
(d) above:

               (i) the aggregate amount of cash paid in connection with the Acquisition shall not exceed (x) 70% of the total Consideration, if the total Consideration is under $5 million, or (y) 60% of the total Consideration if the total Consideration is $5 million or greater;

               (ii) total Consideration may not exceed 7.0 times the Adjusted Cash Flow of the business being acquired for the immediately preceding four (4) consecutive fiscal quarters;

               (iii) a business appraisal and analysis of the business, division or product line being acquired, which can be prepared internally by Borrower or obtained from an independent party, shall have been submitted to the Required Banks and shall have been approved in the Required Banks' reasonable discretion; and

               (iv) the Required Banks shall be satisfied in their reasonable discretion with the nature and type of assets being acquired in connection with any such Acquisition, all Acquisition documentation and all due applicable material diligence relating to the Acquisition, to include due diligence in connection with all matters set forth on the Acquisition and Due Diligence Checklist attached as Exhibit 9.10C hereto, all of the foregoing matters to be certified in writing by the chief executive officer or the chief financial officer of Borrower Agent.

     Section 9.11. Disposition of Assets. No Company Affiliate shall sell, transfer, lease or otherwise dispose of any of its material properties, rights or assets except for, subject to Section 2.04, (a) obsolete equipment in the ordinary course of business, and (b) transactions permitted under Section 9.09 or 9.13.

     Section 9.12. Loans, Investments, Etc. No Company Affiliate shall make any loans or advances to, or purchase, acquire, own or make any investment in the stock or obligations of any other Person except (a) the purchase of interest bearing obligations of, or guaranteed by, the United States of America, (b) the purchase of interest bearing obligations, having an original maturity of one (1) year or less, issued by FDIC insured commercial banks and which at the time of purchase shall have an "A" bond rating, (c) the purchase of prime commercial paper which at the time of purchase shall have one (1) of the two (2) highest ratings given to commercial paper by Standard & Poors Rating Group or Moody's Investor Service, Inc., (d) ordinary course travel and payroll advances to employees, and (e) as specifically permitted in Section 9.10.

     Section 9.13. Sales and Leasebacks; Capital Expenditures. No Company Affiliate shall sell or otherwise transfer and lease back, any real or personal property, or make any Capital Expenditures, except:

          (a) if the aggregate dollar amount thereof expended in any fiscal year does not exceed 125% of the Company Affiliates' consolidated annual depreciation expense for the prior fiscal year (carryovers of unused expenditures being permitted);

          (b) Permitted Acquisitions; and

          (c) The sale and lease back of the property in Chesterton, Indiana.

     Section 9.14. Payments and Distributions to Affiliates.

          (a) No Company Affiliate shall:

               (i) transfer property or make payments to (whether salary, bonus or otherwise) or enter into any other transaction with any present or former shareholder, officer or other Affiliate, or any successor, assign, Affiliate or transferee of any such Person; or

               (ii) make or agree to make any payment or distribution on account of the purchase, redemption, retirement or other acquisition of any of its shares of capital stock or other securities, whether now or hereafter issued; or

               (iii) declare or pay, or agree to declare or pay, any dividend or other distribution of assets, whether by way of partial liquidation or otherwise, on or with respect to any shares of capital stock or other securities, whether now or hereafter issued.

          (b) Notwithstanding subsection (a) above, the following shall be permitted:

               (i) Payments specifically set forth in Exhibit 7.12;

               (ii) intercompany transfers or payments as between Company Affiliates;

               (iii) reasonable compensation for services rendered, but total compensation for Senior Management paid in each fiscal year commencing December 31, 1999 shall not in the aggregate exceed by more than twenty-five percent (25%) total compensation for Senior Management paid in the immediately preceding fiscal year; provided that, compensation permitted but not paid in any fiscal year may be carried over and paid in either of the next two fiscal years.

     Section 9.15. Lines of Business. No Company Affiliate shall make any change in its line of business. In addition, no Company Affiliate shall make any material change in its charter, by-laws or other constituent documents without at least fifteen (15) days' prior written notice to the Agent.

                                    ARTICLE X

                              DEFAULT AND REMEDIES

     Section 10.01. Default. Each of the following shall be a default (a "Default") hereunder:

          (a) any Company Affiliate shall fail to pay any principal, whether at maturity thereof, on a date fixed for prepayment, by acceleration, or otherwise, or shall fail to pay interest on any Note, or shall fail to pay any other Obligation which is not being disputed in good faith within five (5) days after the date due and payable;

          (b) any Company Affiliate shall fail to perform or observe any covenant, condition or agreement contained in this Agreement (other than those referenced in subsection (a) above) or any other Loan Document and, if such failure does not relate to a covenant contained in Article IX and such failure is curable, it shall continue for a period of thirty (30) days;

          (c) any Company Affiliate shall default in the payment, performance or observance of, or there shall occur any default, breach, violation or event of default in connection with, any agreement under which arises Indebtedness in an amount equal to or exceeding $100,000, and there shall have been no cure with respect thereto within the applicable grace period, if any;

          (d) Any proceedings shall be instituted, or a case shall be commenced by any Company Affiliate, seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any present or future law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property; or if any of the foregoing proceedings shall be instituted or a case commenced against any Company Affiliate seeking the relief and/or remedies above described in this subsection and such proceeding or case shall continue for sixty (60) days, or any order, judgment or decree shall be entered against any Company Affiliate granting the relief sought in any such proceeding or case and shall not be stayed or set aside or vacated within sixty
(60) days; or any Company Affiliate shall generally not pay its debts as such debts become due or shall make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets; or shall take any corporate action to authorize any of the actions set forth above;

          (e) Any representation or warranty made by or on behalf of any Company Affiliate to the Agent or the Banks in this Agreement or in any other Loan Document shall prove to have been materially (as to the Company Affiliates as a whole) false and misleading on the date as of which made;

          (f) A final judgment or judgments for the payment of money (other than those which an insurance company has agreed in writing to pay) in excess of an aggregate of $500,000 shall be rendered against any Company Affiliate and such judgment or judgments shall remain undischarged, unstayed on appeal, unbonded and undismissed for a period of thirty (30) consecutive days or such longer period as shall be permitted by rules of practice of the judicial body which has jurisdiction during which the execution shall not be effectively stayed;

          (g) Any attachment, levy, tax lien or garnishment shall be issued against any property having a value of $100,000 or more in which any Company Affiliate has an interest and shall remain undischarged, unstayed on appeal, unbonded and undismissed for a period of thirty (30) consecutive days;

          (h) Any attachment, levy, garnishment or similar legal process involving $100,000 or more shall be served upon the Agent as a result of any claim against any Company Affiliate and shall remain undischarged, unstayed on appeal, unbonded and undismissed for a period of thirty (30) consecutive days;

          (i) The dissolution, merger, consolidation, or the sale or change in control (as "control" is defined in Rule 12b-2 under the Securities Exchange Act of 1934 as amended) of Borrower, or transfer of any substantial portion of Borrower's assets, or if any agreement for such dissolution, merger, consolidation, change in control, sale or transfer is entered into by Borrower. There shall be conclusively presumed to have been a change in control if any one of the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of

Borrower in office on the date hereof ceases to serve in such capacity for whatever reason and is not replaced within sixty (60) days with a person reasonably satisfactory to the Required Banks;

          (j) If any Company Affiliate shall fail to remit promptly when due to the appropriate government agency or authority depository, any amount in excess of $100,000 in the aggregate collected or withheld from employees of any Company Affiliate for payroll taxes, Social Security payments or similar payroll deductions;

          (k) If any Company Affiliate shall attempt to terminate or disclaim the Obligations or its liability therefor or if any Company Affiliate shall attempt to invalidate or declare unenforceable or void any Loan Document or the Banks' Liens in the Collateral or challenge the first priority status thereof; or

          (l) The occurrence of any one or more of the following, which, in the opinion of the Required Banks, would have a material adverse effect either individually or cumulatively, on the financial condition of Borrower:

               (i) With respect to any Plan, Borrower and/or any Subsidiary or any other "party-in-interest" or "disqualified person" engages in any transaction or transactions which in the aggregate would foreseeably result in a direct or indirect material liability to Borrower and/or any Subsidiary under Title I of ERISA or Section 4975 of the Code;

               (ii) With respect to any Pension Benefit Plan, Borrower and/or and Subsidiary permits any accumulated funding deficiency (as defined in Section 412 of the Code) to exist, whether or not waived, or seeks or is granted a waiver or extension of any amortization period of the minimum funding standard (as defined in Section 412 of the Code);

               (iii) With respect to any Pension Benefit Plan, Borrower and/or any Subsidiary incurs material liability under Section 4062, 4063 and/or 4064 of ERISA;

               (iv) With respect to any Multiemployer Plan, Borrower and/or any Subsidiary incurs any withdrawal liability as a result of a complete or partial withdrawal within the meaning of Sections 4203 and 4205 of ERISA, or any material liability as a result of a termination within the meaning of Sections 4041A of

ERISA, or any other material liability under Section 4201 or 4204 of ERISA;

               (v) With respect to any Pension Benefit Plan or Multiemployer Plan, the occurrence of a Reportable Event (if after the application of any exception or waiver of the notice requirement, any Company Affiliate is subject to any material liability in addition to the notice requirement);

               (vi) With respect to any Pension Benefit Plan, the IRS determines that a Pension Benefit Plan fails to qualify under Code Section 401 and the trust created thereunder is not exempt under Code Section 501; or

               (vii) With respect to any Plan, the Borrower and/or any Subsidiary incurs material liability under Sections 4980B of the Code.

     Section 10.02. Remedies. At any time and from time to time, in the event any one or more of the foregoing Defaults shall occur and be continuing, the Agent in its discretion may, or if requested by the Required Banks shall, by written notice to Borrower, at the same or different times, terminate forthwith the Credit Facility and/or refuse to make any further Loans and/or declare all outstanding Notes and interest accrued thereon, and all other Obligations hereunder and thereunder to be immediately due and payable, and in the case of such notice, and automatically without the necessity of such notice or declaration in the case of an Default under Section 10.01(d) above:

          (a) The Banks shall have no further obligation to make any further Loans or extend credit hereunder, and all Notes, interest an other Obligations of the Company Affiliates to the Agent or the Banks shall become and be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived, and the Credit Facility shall automatically terminate;

          (b) The Agent shall have such rights and remedies in respect of the Collateral or any portion thereof as provided by applicable law, including, without limitation, the Uniform Commercial Code, and such other rights and remedies in respect thereof which it may have at law or in equity under this Agreement or the other Loan Documents, including without limitation, the right to enter any premises where any Collateral is located and take possession of the same without demand or notice and without prior judicial hearing or legal proceedings, which each Company Affiliate hereby expressly waives, and to sell all or any portion of the Collateral at public or private sale without prior notice except as otherwise required by law (and if notice is required by law, after ten (10) days' prior written notice) at such place or places and at such time or times and in such manner and upon such terms, whether for cash or on credit, as the Agent in its sole discretion may determine; upon any such sale of any of the Collateral, the Agent or any Bank may purchase all or any of the Collateral being sold, free from any equity or right of redemption;

          (c) The Company Affiliates shall promptly upon demand by the Agent assemble the Collateral and make it available to the Agent at a place to be designated by the Agent which shall be reasonably convenient to the Agent and Borrower; the right of the Agent under this Section 11.02 to have the Collateral assembled and made available to it is of the essence of this Agreement and the Agent may, at its election, enforce such right by a bill in equity for specific performance;

          (d) Each Company Affiliate waives and releases any right to require the Agent to collect any of the Obligations from any item of the Collateral under any theory of marshalling of assets, or otherwise, and specifically authorizes the Agent to apply any of the Collateral against any of the Obligations in any manner that the Agent may determine;

          (e) The Agent shall apply the moneys held by it hereunder and the proceeds of any realization on Collateral, first, to the payment of the reasonable costs and expenses incurred by the Agent in connection with any such sale or collection, including without limitation reasonable legal expenses and costs relating to the maintenance, preservation and/or storage of the Collateral; second, to the payment of outstanding fees, charges, expenses and other costs (including reasonable attorney's fees) owed to the Agent pursuant to the performance of its obligations under this Agreement and under the Master Letter of Credit Facility; third, to the Banks pari passu and in proportion to their Distributable Shares, to be applied as the Agent may elect in its sole discretion in payment of the Obligations evidenced by the Notes and arising under the Master Letter of Credit Agreement (including interest thereon) or any extension, renewal, refinancing or refunding thereof, first to interest and then to principal; and fourth, to the Banks pari passu and in proportion to their Distributable Shares in payment of Obligations (including interest thereon) other than those described above to be applied as the Agent may elect in its sole discretion in payment of the Obligations; and

          (f) If such moneys and proceeds are insufficient to pay all of the foregoing and any other amounts required by law, the Company Affiliates shall be liable for any deficiency.

     Section 10.03. Remedies Cumulative. No remedy herein conferred upon the Agent or the Banks or the holder of any Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     Section 10.04. Remedies Not Waived. No course of dealing between the Company Affiliates and the Agent or any Bank or the holder of any Note or any delay on the part of any of them in exercising any rights or remedies hereunder or under applicable law shall operate as a waiver of any rights or remedies of any of them, whether arising hereunder or under any loan document related hereto or under applicable law.

                                   ARTICLE XI

                                    THE AGENT

     The Banks and the Agent agree among themselves as follows and no Company Affiliate nor any other Person shall have any obligations, rights or remedies with respect to this Article:

     Section 11.01. Appointment and Authority of Agent.

          (a) Each Bank, and each subsequent holder of any Note, by its acceptance or purchase thereof, hereby appoints the Agent to serve in such capacity under this Agreement and the other Loan Documents. Each Bank, and each subsequent holder of any Note, by its acceptance thereof, hereby irrevocably authorizes the Agent: (i) to take such action on its behalf under this Agreement and the Loan Documents and to exercise such powers and to perform such duties under this Agreement and the Loan Documents as are delegated to or required by this Agreement and the Loan Documents together with all such powers as are reasonably incidental thereto, (ii) to take such action as the Agent shall consider necessary or advisable for the protection, collection or enforcement of the Notes, the other Obligations and the Collateral, including, without limitation, the institution and maintenance of any action, suit, or claim for the collection and enforcement of the foregoing and the filing of proofs, claims and documents in connection therewith, and (iii) to perfect the Banks' security interest in Collateral which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession.

          (b) In furtherance and not in limitation of subsection (a) above, but subject to Section 11.02(a) below, the Agent may, without notice to or consent from any Bank, obtain, waive or otherwise deal with all instruments (including instruments for the payment of money), certificates (including those evidencing securities), insurance, titles, issues concerning perfection of liens, landlord and mortgagee waivers, recordation taxes, filing fees and any other document and matter whatsoever relating to the Collateral or the Obligations.

          (c) The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent may exercise its powers and execute its duties by or through its employees, co-agents or agents. Neither the Agent nor any of its directors, officers, employees, co-agents or agents shall be liable to the Banks for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents or this
Agreement: (i) at the request or with the approval of the Required Banks, or
(ii) unless it is clearly shown that there has been gross negligence or willful misconduct on the part of the Agent.

          (d) The Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons and with respect to all legal matters shall be entitled to rely on the advice of legal advisors selected by it concerning all matters relating to this Agreement or the other Loan Documents and its duties hereunder and thereunder, and shall not be liable to any of the Banks or to any holder of a Note for the consequences of such reliance.

          (e) The Agent, as such, shall not be required to expend any of its own money to make up the full amount required to make any Loan. Should the Agent nevertheless incur any expense as a consequence of the failure of any Bank to make available to the Agent its Ratable Share of the Facility as requested in accordance with this Agreement, such Bank shall be obligated to pay to the Agent on demand the amount expended by the Agent out of its own funds as a consequence of the failure of such Bank while such Bank is in default to the Agent hereunder. During the continuance of any such default, as between the Agent and such Bank, the principal amount of Loans owed to the Bank for whose account such Loan was made shall be deemed to be reduced, so long as the default continues, by the amount not remitted by it to the Agent to make up the amount of such Loan and such principal amount and interest thereon shall be deemed assigned to and collectible by the Agent for its own account against the amount of its claim under the preceding sentence. If and to the extent any Bank shall not have made any amount available to the Agent on the date due under this Agreement, such Bank agrees to pay interest on such amount to the Agent forthwith on demand for each day from and including the date on which such payment was to be made but excluding the date such amount is made available to the Agent. Such interest shall be determined at a rate per annum equal to the Federal Funds Rate from time to time in effect, based upon a year of 360 days.

          (f) The Agent may at all times deal solely with the several Banks for all purposes of this Agreement and the other Loan Documents and the protection, enforcement and collection of the Notes and the Obligations, including the acceptance and reliance upon any certificate, consent or other document of such Banks, notwithstanding possession by the Agent of actual notice that the participation of any Bank in all or part of the Facility has been assigned to another person or entity. The Agent may, however, in its discretion, but on notice to such Bank, (i) pay to any assignee of all or part of a Bank's Ratable Share in the Credit Facility the share so assigned by said Bank of any division of payments pursuant to this Agreement, and (ii) in lieu of dealing with a Bank hereunder, deal with any person or entity whom said Bank shall have advised the Agent to be the assignee of all of said Bank's participations in the Credit Facility hereunder and rely upon any certificate, consent or other document of said person or entity (in lieu of any such document on the part of said Bank), for all purposes of this Agreement and the other Loan Documents and the protection, enforcement and collection of the Notes and the other Obligations, and the Agent shall be fully protected in taking or omitting to take any action permitted by the foregoing clauses (i) and (ii). In the event that the Agent shall have requested, by notice in writing sent by registered mail, the consent of the Banks in any matter relating to this Agreement, and the Banks shall fail, for fifteen (15) days after the giving of any such notice, to respond to the Agent, the Agent may take such action and assert such rights as it deems to be advisable in its discretion for the protection of the interests of the holders of the Notes.

          (g) In relation to its Ratable Share of the Revolving Credit Facility and the Notes, the Agent, in its capacity as a Bank, shall have the same rights, powers and obligations hereunder as any Bank and may exercise such rights and powers as though it were not the Agent.

          (h) This Agreement is not to be deemed a loan by any Bank to the other Banks nor a pledge of the rights hereunder by the Agent to the Banks. Each of the Banks shall be deemed an owner of the debt evidenced by the Notes held by such Bank.

     Section 11.02. Responsibilities of Agent.

          (a) In performing its duties and functions under this Agreement and the Loan Documents, the Agent will endeavor to exercise the same care which it normally exercises in making and handling loans and in handling collateral in which it alone is interested, but it does not assume any further responsibility. Agent shall act solely as an administrative representative of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Bank or Borrower.

          (b) In the event that (i) the Borrower fails to pay when due the principal of or interest on any Note or any fee required by this Agreement or any other Obligation, or (ii) the Agent receives a Notice of Default or obtains actual knowledge of the occurrence of a Default, the Agent shall give telephonic notice thereof to the Banks (promptly confirmed in writing), and shall take such action with respect to such Default as it shall be directed in writing to take by the Required Banks. Unless and until the Agent shall have received directions as described above, the Agent may take such action or refrain from taking such action with respect to any matter, including without limitation a Default, as it shall deem advisable and in the best interests of the Banks, and shall have no liability for such actions or omissions. The Agent shall make available to each Bank copies of any and all documents in the possession of the Agent in connection with this Agreement.

          (c) The Agent (as used in this Section and in Section 11.03 below, the term "Agent" shall include reference to its Affiliates and its own and its Affiliates' respective officers, shareholders, directors, employees and agents) shall not: (i) have any duties or responsibilities except those expressly set forth in this Agreement or the other Loan Documents, and shall not by reason of this Agreement or the other Loan Documents be a trustee for any Bank; (ii) be responsible to any Bank for any recitals, statements, representations or warranties contained in this Agreement or the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability, execution, filing, registration, collectibility, recording, perfection, existence or sufficiency of this Agreement or the other Loan Documents or any other document referred to or provided for herein or therein or any property covered thereby or for any failure by any Person to perform any of its obligations hereunder or thereunder, and shall have no duty to inquire into or pass upon any of the foregoing matters; (iii) be responsible for any mistake of law or fact or any action taken or omitted to be taken by it hereunder or under the other Loan Documents or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including, without limitation, pursuant to its own negligence, except for its own gross negligence or willful misconduct; (iv) be bound by or obliged to recognize any agreement among or between Borrower and any Bank, regardless of whether the Agent has knowledge of the existence of any such agreement or the terms and provisions thereof other than as described in any Notice of Default (as defined in Section 12.04 below) received by the Agent or if the Agent has actual knowledge thereof; (v) be charged with notice or knowledge of any fact or information not herein set out or provided to the Agent in accordance with the terms of this Agreement or the other Loan Documents; (vi) be responsible for any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; or (vii) be responsible for the acts or edicts of any Governmental Authority.

          (d) The Agent may treat the payee of any Note as the holder thereof until written notice of the transfer thereof shall have been received by it. The Agent shall not be responsible for any recitals, statements, representations or warranties set forth in this Agreement or for the execution, effectiveness, genuineness, validity or enforceability of this Agreement or the Loan Documents, or be liable for failing to make any inquiry concerning the performance or conveyance of any of the terms, provisions or conditions hereof or thereof. The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than a failure by the

Borrower to pay the fees required under this Agreement or to pay when due the principal of, or interest on, any Note) unless the Agent has received written notice from a Bank or the Borrower specifying such Default and stating that such notice is a "Notice of Default."

          (e) Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement. Each of the Banks agrees that the Agent shall not have any responsibility for the accuracy or adequacy of any information contained in any document, or any oral information, supplied to such Bank by the Borrower directly or through the Agent.

          (f) The Agent shall not be bound by any waiver, amendment, supplement or modification to this Agreement or the other Loan Documents which affects its duties under this Agreement and the other Loan Documents unless it shall have given its prior written consent, as Agent, thereto.

          (g) Each Bank acknowledges that under the Uniform Commercial Code and other applicable law, there are many circumstances in which the Banks' Liens in the Collateral may be subordinate to other Liens, even if such Liens do not appear in record searches conducted on or about the date of this Agreement, that such record searches will necessarily predate the filing or recording date or dates of items filed to evidence the Banks' Liens and other Liens may be filed or recorded in the interim, and that the Banks' Liens in all types of Collateral may not be perfected.

     Section 11.03. Indemnification of Agent. Each of the Banks agrees to indemnify the Agent (to the extent not reimbursed by the Borrower) in amounts according to such Bank's Ratable Share, on demand, from and against any and all losses, claims, obligations, damages, liabilities, expenses or disbursements of any kind and nature whatsoever (including but not limited to reasonable fees and disbursements of counsel, interest, penalties, attorneys' fees and amounts paid in settlement) which may be imposed on, incurred by or asserted against the Agent in any way related to or arising out of the Loan Documents or this Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents, including but not limited to the negligence of the Agent, or any action taken or omitted by the Agent, except only such losses, claims, damages, liabilities or expenses clearly and directly resulting from the Agent's gross negligence or willful misconduct. If in the opinion of the Agent the distribution of any amount received by it in its capacity as Agent for the Banks might result in liability, it may refrain from making such distribution until it shall have been indemnified to its satisfaction by the intended recipient or recipients. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent shall be repaid, each Bank or other recipient to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such persons or entities as shall be determined by such court. The obligations of the Banks under this Section shall survive the termination of this Agreement and the repayment of the Obligations.

     Section 11.04. Sharing of Set-Offs. Each Bank and each holder of participations in a Note (a "Sharing Bank") agree each with the others (the "Other Banks") that, if at any time a Sharing Bank desires to apply to the Obligations any property of Borrower (including deposit account balances and other credits) which comes into the possession of such Sharing Bank, it shall make such disposition and arrangements with the Other Banks with respect to such property as shall result in each Bank or holder receiving, in respect of the Obligations, its Distributable Share of such property, based upon the outstanding principal amounts of the Obligations and all participations therein, without giving effect to any such application; provided however, that each Bank and holder shall also be obligated at any time and from time to time to make such disposition and arrangements as may be necessary to the end that each Bank and holder receives in respect of the Obligations and all participations therein, its Distributable Share of all applications by reason of the fact that all or any of the moneys obtained by the exercise of its right of set-off or banker's lien must at any time for any reason be restored by the Other Banks to a Company Affiliate or any trustee or receiver for a Company Affiliate or otherwise.

     Section 11.05. Option to Purchase.

          (a) In the event that any Bank fails, becomes insolvent, closes or is operated by any regulatory authority (a "Failed Bank"), the other Banks shall have the option to purchase all or a portion of the Failed Bank's Loans for a purchase price equal to the principal amount outstanding of the Failed Bank's Loans being purchased, plus accrued interest thereon.

          (b) The option provided in this Section shall be exercisable by the sending of written notice to the Failed Bank either (i) signed by all of the Banks other than the Failed Bank, designating the amount of the Failed Bank's Loans being purchased by each such Bank and/or any designee of such Banks, or
(ii) signed severally by one or more of the other Banks, each such notice designating the amount of the Failed Bank's Loans to be purchased by the signatory Bank; provided that, in the event that the aggregate amount of the Loans to be purchased designated in all notices sent pursuant to this subsection
(ii) exceeds the amount of the Failed Bank's Loans, then each signatory Bank shall have the right and the obligation to purchase that portion of the Failed Bank's Loans as shall result in the Ratable Share of such Banks remaining as nearly as possible proportionate to the Ratable Shares of the other signatory Banks as set forth in Exhibit 2.01 to this Agreement immediately prior to the giving of such notices (not to exceed the amount of the Failed Bank's Loans which such signatory Bank opted to purchase in its notice).

          (c) (i) In the event of the purchase of all or part of a Failed Bank's Loans under this Section, (i) if all of the Failed Bank's Loans are purchased, the Failed Bank unconditionally agrees to forward immediately to the Agent the original of this Agreement and the other Loan Documents (as executed) (including, without limitation, the original of the Borrower's Notes evidencing the Failed Bank's Loans) in its possession, together with such other documents, files and records as may be necessary, in the opinion of the Agent, to institute appropriate collection and/or foreclosure proceedings under the Loans; (ii) in the event of the purchase of less than all of a Failed Bank's Loans under this Section, the Failed Bank unconditionally agrees to return immediately all Notes in its possession to the Agent, and the Borrower shall issue new Notes to the Failed Bank and the purchasing Bank(s) in accordance with the amounts of the Failed Bank's Loans being purchased, (iii) Exhibit 2.01 to this Agreement shall be automatically amended to reflect the amounts of the Loans then held by the Banks, and this Agreement and all other Loan Documents shall automatically be amended to reflect the amounts of the Loans thereafter being held by each of the Banks; (iv) the Failed Bank shall immediately turn over any Collateral in its possession to the Agent to be held pro rata for the Banks in accordance with their Ratable Shares, as amended; (v) the Failed Bank shall join in any demand letter or other communications forwarded by the purchasing Banks to the Borrower; and (vi) the Failed Bank shall execute and deliver such additional documents and instruments in favor of the purchasing Bank(s) or the Agent as may be deemed to be necessary or desirable by the Agent to permit the purchasing Bank(s) or the Agent to foreclose against Collateral securing the Loans under applicable state law procedures, to exercise any right or remedy with this Agreement, this Agreement or the Loan Documents, or otherwise to evidence or perfect the purchase of the Loans pursuant to this Section.

          (d) In furtherance of the provisions of this Section, the Failed Bank hereby unconditionally and irrevocably grants (such grant being coupled with an interest) to the Agent a power of attorney to execute, deliver, file, and/or record all such instruments of transfer, agreements, certificates, forms and other documents, and to take such other actions which are necessary or desirable in the sole discretion of the Agent to consummate the transactions set forth in this Section, or to otherwise carry out the intent of this Section.

                                   ARTICLE XII

                                  MISCELLANEOUS

     Section 12.01. Right of Set-Off. In addition to all other rights and remedies available to each Bank, each Bank and the holder of any Note or participation in a Note, after the occurrence but only during the continuance of a Default, independent of any security interest, shall have the right to set-off against the unpaid balance of all the Notes and all other Obligations of any Company Affiliate any debt owing to any Company Affiliate by such Bank or holder, including, without limitation, any funds in any deposit account now or hereafter maintained by Borrower with such Bank or holder. Each Company Affiliate hereby confirms each Bank's and each such holder's right of banker's lien or set-off. Each Company Affiliate agrees that any holder of such participation may exercise any and all rights of set-off in accordance with this Section with respect to any and all moneys now or hereafter owing by such holder to such Company Affiliate in the amount of such participation.

     Section 12.02. No Discharge. Until the Obligations have been fully and finally paid and may not under applicable law be required to be repaid by the Banks, the Obligations of the Company Affiliates under this Agreement and under the Notes shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by: (a) any exercise or nonexercise of any right, remedy, power or privilege under or in respect of this Agreement or applicable law, including, without limitation, any failure to set off or release in whole or in part by the Agent or any Bank any balance of any deposit account or credit on its books in favor of Borrower or any waiver, consent, extension, indulgence or other action or inaction in respect of any thereof, or (b) any other action or thing (other than payment) or omission or delay to do any other action or thing which may or might in any manner or to any extent vary the risk of the Banks or would otherwise operate as a discharge of Borrower as a matter of law.

     Section 12.03. Amendment; Waiver. No amendments or waiver of any provision of the Loan Documents or the Notes, nor consent to any departure by the Company Affiliates or the Banks therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company Affiliates and the Required Banks; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Article VI hereof, (b) increase the amounts or extend the terms of the Banks' commitments or subject the Banks to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees hereunder, (d) postpone any date fixed for any payment of principal of, interest on, the Notes or any fees hereunder, (e) change the percentage of the Ratable Shares or of the aggregate unpaid principal amount of the Notes, or the number of Banks which shall be required to take action hereunder, (f) release any of the Collateral, (g) subordinate the Agent's Lien in the Collateral or consent to another Lien in the Collateral on a basis pari-passu with that of the Agent, or permit any additional indebtedness to be secured by the Agent's Lien in the Collateral, or (h) change any provisions of this Section; provided, further, that an amendment, waiver or consent with respect to
Article XI hereof shall be effective if signed by the Agent and the Required Banks, but no approval thereof by any Company Affiliate shall be necessary. Any waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Company Affiliate in any case shall entitle any Company Affiliate to any other or further notice or demand in the same, similar or other circumstances. Each holder of any Note outstanding shall be bound by any modification, waiver, or consent authorized under this Section, whether or not such Note shall have been marked to indicate such modification, waiver or consent.

     Section 12.04. Severability. Any provision of this Agreement prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, or modified to conform with such laws, without invalidating the remaining provisions of the Loan Documents, and any such prohibition in any jurisdiction shall not invalidate such provisions in any other jurisdiction. All rights, remedies and powers provided in the Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of the Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render the Loan Documents illegal, invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered, or filed under the provisions of any applicable law.

     Section 12.05. Borrower Assignees. No interest in the Loan Documents may be delegated or assigned by any Company Affiliate without the prior written approval of the Banks. Any permitted assignee of or successor to a party hereto shall succeed to all rights and benefits, and be bound by all obligations, inuring to such party.

     Section 12.06. Bank Assignees; Participations. Each Company Affiliate hereby acknowledges and agrees that a Bank may at any time:

          (a) grant participations in all or any portion of its Ratable Share of the Loans or its Note or of its right, title and interest therein or in or to this Agreement (collectively, "Participations") to any other lending office or to any other bank, lending institution or other entity which has the requisite sophistication to evaluate the merits and risks of investments in Participations ("Participants"); provided, however, that:

               (i) all amounts payable by the Company Affiliates shall be determined as if such Bank had not granted such Participation; and

               (ii) any agreement pursuant to which any Bank may grant a
Participation: (x) shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Company Affiliates including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (y) such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of the Loan Documents without the consent of the Participant if such modification, amendment or waiver would reduce the principal of or rate of interest on the Loans or related fees or postpone the date fixed for any payment of principal of or interest on the Loans or related fees; and (z) shall not relieve such Bank from its obligations, which shall remain absolute, to make Advances hereunder; and

          (b) assign all or any portion of its rights under the Loans in minimum amounts of $5,000,000 with prior written consent of the Agent, together with the payment by such Bank to the Agent of a $3,500 transfer fee, and, except after the occurrence of an Event of Default, with the prior written consent of the Borrower, which shall not be unreasonably withheld. Promptly upon any such assignment, the assignee shall execute a joinder to this Agreement in form satisfactory to the Agent and then shall be deemed a Bank for all purposes hereunder, Exhibit 2.01 shall be amended to reflect the assignment, and the Borrower shall execute and deliver new Notes in the form of Exhibit 2.02 and such other documents as may be appropriate to reflect such assignment. All assignments and participations shall be subject to normal confidentiality with respect to information relating to the Company Affiliates preventing disclosure except in accordance with applicable law, in order to enforce rights and remedies under the Loan Documents and in order to make credit decisions with respect to the Borrower.

     Section 12.07. Governing Law. The Loan Documents have been negotiated and executed in the Commonwealth of Pennsylvania and shall be construed in accordance with and governed by the laws, including equitable principles but without regard to principles of conflict of laws, of the Commonwealth of Pennsylvania, except to the extent that the effectiveness, perfection or priority of its lien in Collateral is governed by the laws of a state other than the Commonwealth of Pennsylvania.

     Section 12.08. Headings. The Article and Section headings in the Loan Documents are for convenience only and shall not affect the construction hereof.

     Section 12.09. Notices. Any notice under the Loan Documents shall be in writing and shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at its address set forth on the signature pages hereto (or at such other address as such party shall specify to the other parties hereto in writing), or, if sent by certified mail, on the third business day after the day on which mailed, addressed to such party at such address.

     Section 12.10. Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the other Loan Documents are for the benefit of the Agent and the Banks, shall survive the making by the Banks of the Revolving Credit Advances and the execution and delivery by Borrower to the Banks of the Notes and shall continue in full force and effect until the date on which all Obligations have been fully and finally paid and satisfied.

     Section 12.11. Counterparts. The Loan Documents may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together shall constitute but one instrument.

     Section 12.12. Canceled Notes. Upon the payment in full of the principal of, and interest on, the Notes and all other Obligations hereunder, and the occurrence of the Termination Date, the Banks shall mark such Notes "canceled" or "paid" or some similar phrase and shall return the same promptly to Borrower, and the Banks shall in a reasonably prompt manner after request by Borrower, execute and deliver to Borrower all UCC Termination Statements, mortgage releases and other necessary documents presented to them by the Borrower in order to evidence the release of the Liens securing the Obligations.

     Section 12.13. Conflicts Among Loan Documents; Merger. In the case of any inconsistency between a provision of this Agreement and a provision of another Loan Document, the provision of this Agreement shall control. In addition, the $3,000,000 Master Demand Note dated January 20, 1998 issued by Borrower to CoreStates Bank, N.A. and the related Security Agreement dated January 20, 1998 shall merge into and be superseded and restated by, respectively, the Notes and the Security Agreement dated the date hereof.

     Section 12.14. Appointment and Authorization of Borrowing Agent. Each operating Company Affiliate hereby designates and appoints Borrower as its borrowing agent under this Agreement and each of the other Loan Documents and Borrower hereby acknowledges such designation and accepts such appointment. Each Company Affiliate hereby irrevocably authorizes and directs Borrower to take such action on its behalf under the respective provisions of this Agreement and the other Loan Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as Borrower may deem necessary or desirable.

     Section 12.15. Joinder of Additional Company Affiliates. From time to time following the Closing Date, each additional Subsidiary of the Borrower shall be joined as an additional Company Affiliate hereunder by means of the execution and/or delivery to Agent of (a) a joinder agreement in form and substance satisfactory to Agent and the Required Banks and (b) such other agreements, documents and instruments as Agent and the Required Banks shall deem necessary or desirable.

     Section 12.16. Jurisdiction and Venue. IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER, THE COMPANY AFFILIATES HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ANY COUNTY IN THE COMMONWEALTH OF PENNSYLVANIA WHERE THE BANK MAINTAINS AN OFFICE AND AGREES NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY. THE COMPANY AFFILIATES AGREE THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON Borrower BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER.

     Section 12.17. Waiver of Jury Trial. EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE BANKS TO ENTER INTO THE LOAN DOCUMENTS.

     THE COMPANY AFFILIATES REPRESENT AND ACKNOWLEDGE THAT EACH HAS REVIEWED ALL OF THE PROVISIONS OF THE LOAN DOCUMENTS WITH AN ATTORNEY, INCLUDING WITHOUT LIMITATION THE IMMEDIATELY PRECEDING CAPITALIZED SECTIONS. THE COMPANY AFFILIATES UNDERSTAND THAT THE PROVISIONS OF SUCH SECTIONS INVOLVE THE WAIVER OF CERTAIN CONSTITUTIONAL RIGHTS, AND ACKNOWLEDGE THAT

EACH HAS KNOWINGLY AND VOLUNTARILY WAIVED SUCH RIGHTS AFTER REVIEWING THE PROVISIONS OF SUCH SECTIONS WITH ITS ATTORNEY.

     IN WITNESS WHEREOF, the Company Affiliates, the Agent and the Banks have caused this Agreement to be duly executed and delivered as of the day and year first above written.
                                             CORESTATES BANK, N.A. for itself
                                             and as Agent


                                             By: /s/ William Johnston
                                             -----------------------------
                                                     William Johnston
                                                     Vice President

                                             Address: Broad & Chestnut Streets
                                                      P.O. Box 7618
                                                      Philadelphia, PA 19101

                                             With a copy to:
                                                    Corestates Bank, N.A.
                                                    Meetinghouse Business Center
                                                    2240 Butler Pike
                                                    Plymouth Meeting, PA 19462
                                                    Attn:  William Johnston


                                             IMAGEMAX, INC.
                                             IMAGEMAX OF INDIANA, INC.
                                             IMAGEMAX OF SOUTH CAROLINA, INC.
                                             IMAGEMAX OF TENNESSEE, INC.
                                             IMAGEMAX OF ARIZONA, INC.
                                             IMAGEMAX OF NEBRASKA, INC.
                                             IMAGEMAX OF OHIO, INC.
                                             IMAGEMAX OF NEW YORK, INC.
                                             IMAGEMAX OF OREGON, INC.
                                             IMAGEMAX OF CALIFORNIA, INC.
                                             IMAGEMAX OF VIRGINIA, INC.
                                             AMMCORP ACQUISITION CORP.
                                             IMAGEMAX OF DELAWARE, INC.
Attest:


By: /s/ Andrew R. Bacas                   By: /s/ James D. Brown
   ----------------------                    -------------------
        Andrew R. Bacas                           James D. Brown
        Secretary                                 Treasurer

                                                 Address: 1100 Hector Street
                                                          Suite 396
                                                          Conshohocken, PA 19428
[corporate seal]                                   Attn:  President

                                  Exhibit 2.01

                            Banks and Ratable Shares


                                                              Revolving Credit
                                                                  Facility

CoreStates Bank, N.A.
Broad & Chestnut Streets                                        $30,000,000
Philadelphia, PA  19101

                                 Exhibit 2.02(A)

                              Revolving Credit Note

                                                               Philadelphia, PA
$25,000,000                                              As of March ____, 1998

     For value received, the undersigned ("Borrower") promises to pay to the order of CORESTATES BANK, N.A., as Agent (the "Agent"), on or before the date referenced in paragraph 3 below, the lesser of Twenty-Five Million Dollars ($25,000,000) or the unpaid principal amount outstanding under the Acquisition Facility made available by the Banks to Borrower pursuant to the Credit Agreement referred to in paragraph 1 below, together with interest (computed on the basis of a 360-day year for the actual number of days elapsed) on the unpaid principal balance from time to time outstanding hereunder from the date hereof until payment hereunder in full. Both principal and interest shall be paid in federal funds or other immediately available lawful money of the United States at the main office of the Agent at Broad & Chestnut Streets, Philadelphia, PA 19101, Attention: Loan Department (or such other address as may be designated by the holder hereof in writing).

     1. This Note has been executed under, is governed by, and is entitled to the benefits of a Credit Agreement dated as of March _____, 1998, as it may be further amended or restated from time to time (the "Agreement") among Borrower, its Subsidiaries, CoreStates Bank, N.A, for itself and as Agent, and any other Banks becoming party thereto, which Agreement, among other matters, contains provisions for the acceleration of the maturity hereof upon the occurrence of certain stated events. All capitalized terms used herein shall have the same meanings as are assigned to such terms in the Agreement.

     2. This Note is secured by Liens on certain Collateral of the Company Affiliates under a Security and Pledge Agreement and Mortgages referenced in the Agreement.

     3. Borrower shall pay the principal hereof and all accrued interest on or before the Termination Date.

     4. Borrower shall pay interest on the unpaid principal balance from time to time outstanding hereunder from the date hereof until such unpaid principal balance has been paid in full at the rate or rates, and at the times, set forth in the Agreement. Any payment of principal, and, to the extent permitted by law, interest, of or on this Note which is not paid in full when due shall bear interest at the Default Rate.

     5. The Agent's records as to the Revolving Credit Advances made by the Banks to Borrower pursuant to the Agreement and the payments made on account of principal hereof, the Revolving Credit Balance, shall be presumed to be complete and correct absent manifest error.

     6. The Credit Agreement is incorporated herein by reference, including without limitation Article XII.

     7. JURISDICTION AND VENUE. IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ANY COUNTY IN THE COMMONWEALTH OF PENNSYLVANIA WHERE THE BANK MAINTAINS AN OFFICE AND AGREES NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY. THE BORROWER AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON BORROWER BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER.

     8. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE BANKS TO ENTER INTO THE LOAN DOCUMENTS.

     THE BORROWER REPRESENTS AND ACKNOWLEDGES THAT EACH HAS REVIEWED ALL OF THE PROVISIONS OF THE LOAN DOCUMENTS WITH AN ATTORNEY, INCLUDING WITHOUT LIMITATION THE IMMEDIATELY PRECEDING CAPITALIZED SECTIONS. THE BORROWER UNDERSTANDS THAT THE PROVISIONS OF SUCH SECTIONS INVOLVE THE WAIVER OF CERTAIN CONSTITUTIONAL RIGHTS, AND ACKNOWLEDGES THAT IT HAS KNOWINGLY AND VOLUNTARILY WAIVED SUCH RIGHTS AFTER REVIEWING THE PROVISIONS OF SUCH SECTIONS WITH ITS ATTORNEY.

Attest:

By:                                     By:
   ----------------------                  -----------------------
       Andrew R. Bacas                          James D. Brown
       Secretary                                Treasurer

                                                 Address: 1100 Hector Street
                                                          Suite 396
                                                          Conshohocken 19428
[corporate seal]                                 Attn:  President

                                 Exhibit 2.02(B)

                              Revolving Credit Note


                                                               Philadelphia, PA
$5,000,000                                               As of March ____, 1998

     For value received, the undersigned ("Borrower") promises to pay to the order of CORESTATES BANK, N.A., as Agent (the "Agent"), on or before the date referenced in paragraph 3 below, the lesser of Five Million Dollars ($5,000,000) or the unpaid principal amount outstanding under the Working Capital Facility made available by the Banks to Borrower pursuant to the Credit Agreement referred to in paragraph 1 below, together with interest (computed on the basis of a 360-day year for the actual number of days elapsed) on the unpaid principal balance from time to time outstanding hereunder from the date hereof until payment hereunder in full. Both principal and interest shall be paid in federal funds or other immediately available lawful money of the United States at the main office of the Agent at Broad & Chestnut Streets, Philadelphia, PA 19101,
Attention: Loan Department (or such other address as may be designated by the holder hereof in writing).

     1. This Note has been executed under, is governed by, and is entitled to the benefits of a Credit Agreement dated as of March _____, 1998, as it may be further amended or restated from time to time (the "Agreement") among Borrower, its Subsidiaries, CoreStates Bank, N.A, for itself and as Agent, and any other Banks becoming party thereto, which Agreement, among other matters, contains provisions for the acceleration of the maturity hereof upon the occurrence of certain stated events. All capitalized terms used herein shall have the same meanings as are assigned to such terms in the Agreement.

     2. This Note is secured by Liens on certain Collateral of the Company Affiliates under a Security and Pledge Agreement and Mortgages referenced in the Agreement.

     3. Borrower shall pay the principal hereof and all accrued interest on or before the Termination Date.

     4. Borrower shall pay interest on the unpaid principal balance from time to time outstanding hereunder from the date hereof until such unpaid principal balance has been paid in full at the rate or rates, and at the times, set forth in the Agreement. Any payment of principal, and, to the extent permitted by law, interest, of or on this Note which is not paid in full when due shall bear interest at the Default Rate.

     5. The Agent's records as to the Revolving Credit Advances made by the Banks to Borrower pursuant to the Agreement and the payments made on account of principal hereof, the Revolving Credit Balance, shall be presumed to be complete and correct absent manifest error.

     6. The Credit Agreement is incorporated herein by reference, including without limitation Article XII.

     7. JURISDICTION AND VENUE. IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ANY COUNTY IN THE COMMONWEALTH OF PENNSYLVANIA WHERE THE BANK MAINTAINS AN OFFICE AND AGREES NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY. THE BORROWER AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON BORROWER BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER.

     8. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE BANKS TO ENTER INTO THE LOAN DOCUMENTS.

     THE BORROWER REPRESENTS AND ACKNOWLEDGES THAT EACH HAS REVIEWED ALL OF THE PROVISIONS OF THE LOAN DOCUMENTS WITH AN ATTORNEY, INCLUDING WITHOUT LIMITATION THE IMMEDIATELY PRECEDING CAPITALIZED SECTIONS. THE BORROWER UNDERSTANDS THAT THE PROVISIONS OF SUCH SECTIONS INVOLVE THE WAIVER OF CERTAIN CONSTITUTIONAL RIGHTS, AND ACKNOWLEDGES THAT IT HAS KNOWINGLY AND VOLUNTARILY WAIVED SUCH RIGHTS AFTER REVIEWING THE PROVISIONS OF SUCH SECTIONS WITH ITS ATTORNEY.

Attest:

By:                                    By:
   ----------------------                 --------------------
      Andrew R. Bacas                        James D. Brown
      Secretary                                Treasurer

                                                    Address: 1100 Hector Street
                                                             Suite 396
                                                             Conshohocken 19428
[corporate seal]                                     Attn:  President

                                  Exhibit 2.03

                                 Credit Request


CoreStates Bank, N.A.
Broad and Chestnut Streets
Philadelphia, PA  19101

Gentlemen:

     The undersigned ("Borrower") hereby requests a Revolving Credit Advance, as follows, pursuant to the terms of the Credit Agreement dated as of March _____, 1998 (the "Agreement") among Borrower, its Subsidiaries, the Agent and the Banks therein named. Capitalized terms as defined herein shall have the meaning set forth in the Agreement.

     The requested Revolving Credit Advance is in the amount of $_________ and it shall be disbursed or issued on __________.

     A.   Current Revolving Credit
          Balance under Acquisition
          Facility                                           $_________________

          Requested Advance                                  $_________________

          TOTAL BALANCE AFTER ADVANCE                        $_________________
                                                             (but not more than
                                                                 $25,000,000)
                  Total Available under
                  Acquisition Facility
                  After Advance                              $_________________


         B.       (1)      Current Revolving Credit
                           Balance under Working
                           Capital Facility                  $_________________

                  (2)      Eligible Accounts
                           x 80%                             $_________________

                  (3)      Excess Availability               $_________________

                  Requested Advance   -     Cash             $_________________
                                      -     Letter of
                                            Credit           $_________________

                  TOTAL BALANCE AFTER ADVANCE                $_________________
                                                            (but not more than
                                                           lesser of $5,000,000
                                                             or 80% of Eligible
                                                                  Accounts

                  Total Available under
                  Working Capital Facility
                  After Advance                              $_________________

         C.       Total Revolving Credit
                  Balance under Revolving
                  Credit Facility After
                  Advance                                    $_________________
                                                             (but not more than
                                                                 $30,000,000)

                  Total Available
                  under Revolving
                  Credit Facility
                  After Advance                              $_________________


     The above Revolving Credit Advance(s) shall bear interest at the Base Rate unless Borrower elects another rate pursuant to the Interest Rate Election Notice.

     Borrower certifies that the foregoing is true, correct and complete as shown on its books and records as of the date hereof. The Revolving Credit Balance outstanding following the disbursement of the proceeds of the requested Revolving Credit Advance will not exceed the Revolving Credit Limit.

     The Company Affiliates have performed and are in compliance with each of the covenants and agreements to be performed by and/or complied with as of the date hereof under the Agreement and the Loan Documents.

     No Event of Default or Default has occurred and is continuing. There has been no material adverse change in the consolidated business, operations, properties, or condition, financial or otherwise, of the Company Affiliates since the date of the last financial statements which have been delivered to the Banks.

     All representations and warranties made by the Company Affiliates in the Agreement are true and correct as of the date hereof, and all conditions precedent to the Agent's and the Banks' obligations thereunder have been satisfied.(1)

                                                IMAGEMAX, INC.

                                                     By:
                                                         -----------------------
                                                            Name:
                                                            Title:

                                                            Dated:
                                                                   -------------


--------------------------------------------------------------------------------
(1) If this Certificate cannot be accurately delivered because of any non-performance, non-compliance, material adverse change, Default or Event of Default, the nature thereof, the period of existence thereof and the action which has been taken or is proposed with respect thereto, shall be set forth on Exhibit A hereto.

                                  Exhibit 4.02

                          Interest Rate Election Notice

CoreStates Bank, N.A.
Broad and Chestnut Streets
Philadelphia, PA 19101
Attention: Syndication Unit

Gentlemen:

     The undersigned ("Borrower") hereby elects the following Interest Rate and Interest Period for the Credit Facility, pursuant to the terms of the Credit Agreement dated as of March ____, 1998 (the "Agreement") among Borrower, its Subsidiaries, the Agent and the Banks therein named. Capitalized terms as defined herein shall have the meaning set forth in the Agreement.

     The Loan to which this notice applies is in the amount of $___________ and was disbursed or issued on ______________.


     Interest Rate:

          ___ Borrower elects to continue present Interest Rate

                                                     or

          ___ Borrower elects to convert present Interest Rate

                                    LIBOR Loan into Base Rate Loan ___

                                    Base Rate Loan into LIBOR Loan ___

     Interest Period:

          ___ Borrower elects to continue present Interest Period

                                      or

          ___ Borrower elects to change present Interest Period to:

                      LIBOR Loans:            ___ 1 month

                                              ___ 2 months

                                              ___ 3 months

                                              ___ 6 months

     Borrower certifies that, upon the making of the elections set forth herein, it will not have outstanding more than six (6) different LIBOR Loans and Base Rate Loans, combined.

                                 IMAGEMAX, INC.


Dated:                               By:
     -----------------------            ------------------------
                                     Name:
                                     Title:

                                  Exhibit 8.03

                             Compliance Certificate


CoreStates Bank, N.A.
Broad and Chestnut Streets
Philadelphia, PA  19101

Ladies and Gentlemen:

     ImageMAX, Inc., a Pennsylvania corporation ("the Borrower"), and all of the Company Affiliates, have performed and are in compliance with each of the covenants and agreements to be performed and/or complied with by them as of the date hereof under the Credit Agreement dated as of March _____, 1998 (the "Agreement") among the Borrower, its Subsidiaries and the Banks named therein, and the Loan Documents. All capitalized terms used herein shall be defined as described in the Agreement.

     No Event of Default or Default has occurred and is continuing. There has been no material adverse change in the consolidated business, operations, properties, or condition, financial or otherwise, of the Company Affiliates since the date of the last financial statements which have been delivered to the Banks. All representations and warranties made by the Borrower in the Agreement are true and correct as of the date hereof, and all conditions precedent to the Banks' obligations thereunder have been satisfied.(1)

     Attached hereto are computations showing compliance with all financial covenants set forth in the Agreement for the fiscal quarter or year as to which this Certificate is being delivered. The undersigned agrees to re-submit such computations until they are in form and substance satisfactory to the Banks.

                                                       IMAGEMAX, INC.


                                                       By:
                                                          ---------------------
                                                              Name:
                                                              Title:

-------------------------------------------------------------------------------
(1) If this Certificate cannot be accurately delivered because of any non-performance, non-compliance, material adverse change, Default or Event of Default, the nature thereof, the period of existence thereof and the action which has been taken or is proposed with respect thereto, shall be set forth on Exhibit A hereto.

                                  Exhibit 9.10B

                            Subordination Provisions

     The Subordination Agreement shall be in the form attached, and it shall be specifically stated that the "Indebtedness of Borrower to Bank" shall include without limitation all of the Obligations under the Credit Agreement; however, the Subordination Agreement shall permit payments as to the "Indebtedness of Borrower to Creditor" (but no prepayments or other deviation from the terms of the subordinated note) unless and until an Event of Default under the Credit Agreement has occurred.